Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

among

CPQ Holdings LLC,

CPQ Acquisition Corporation,

and

Niagara Holdings, Inc.

Dated as of May 31, 2007

i

ii

*                    Schedules and exhibits omitted pursuant to Item 601(b)(2) of Regulation S-K.  The Registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

iii

AGREEMENT AND PLAN OF MERGER

Agreement and Plan of Merger, dated as of May 31, 2007 (including the Schedules and Exhibits hereto, this “Agreement”), is by and among CPQ Holdings LLC, a Delaware limited liability company (“Buyer”), CPQ Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Buyer (“Merger Sub”), Niagara Holdings, Inc., a Delaware corporation (the “Company”), and J.P. Morgan Partners (BHCA), L.P., solely in its capacity as Seller Representative (as defined below).  Buyer, Merger Sub, the Company, and solely in its capacity as such and to the extent applicable, the Seller Representative, are referred to collectively herein as the “Parties” and each individually as a “Party.”

W I T N E S S E T H :

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware, 8 Del. C. § 101 et seq. (the “DGCL”), Buyer, Merger Sub and the Company will enter into a business combination transaction pursuant to which Merger Sub, an entity organized for the sole purpose of entering into the transactions contemplated hereby, will merge with and into the Company with the Company as the surviving company and a wholly-owned subsidiary of Buyer (the “Merger”);

WHEREAS, the respective Boards of Directors or similar governing bodies of Buyer, Merger Sub and the Company have approved this Agreement, the Merger and the related transactions contemplated hereby, and have determined that the Merger is advisable to, and in the best interests of, the respective companies and their respective stockholders and members, as applicable, and have recommended that their respective stockholders and members, as applicable, consent to and approve this Agreement, the Merger and the related transactions contemplated hereby upon the terms and subject to the conditions set forth herein;

WHEREAS, concurrently with the execution of this Agreement, the Seller Representative is providing evidence to the Buyer that the Seller Representative has adopted and approved this Agreement and the transactions contemplated hereby, and has exercised its rights pursuant to the Stockholders Agreement (as defined below) to cause the other stockholders of the Company to adopt and approve this Agreement and the transactions contemplated hereby, in each case, in accordance with the DGCL and the Stockholders Agreement; and

WHEREAS, concurrently with the execution of this Agreement, as a material inducement to the Company’s willingness to enter into this Agreement and consummate the transactions contemplated hereby, Buyer is delivering to the Company the Buyer Guaranty Agreement and the Commitment Letters (each as defined below);

NOW, THEREFORE, in consideration of the mutual covenants and promises herein made, and in consideration of the representations and warranties herein contained, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Parties hereto, intending to become legally bound, hereby agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.1.            Certain Definitions

As used in this Agreement, the following terms shall have the following meanings:

“Acquisition Transaction” has the meaning set forth in Section 6.11.

“Action” means any action, suit or proceeding by or before any court or other Governmental Authority.

“Adjusted Working Capital” means for the Company Group, the sum of (i) a positive amount equal to the current assets of the Company and its Subsidiaries and (ii) a negative amount equal to the current liabilities of the Company and its Subsidiaries, each as determined in accordance with GAAP consistently applied and calculated in accordance with methodologies set forth on Section 3.2 of the Disclosure Schedule, in each case as determined prior to the Closing.  Notwithstanding the foregoing, for purposes of calculating Adjusted Working Capital, current assets and current liabilities shall exclude (i) cash and cash equivalents (other than cash overdrafts); (ii) the current portion of any Indebtedness, including accrued interest, of the Company and its Subsidiaries; (iii) trade receivables and trade payables due from or to any Unconsolidated Subsidiary and any dividend receivables due from any Unconsolidated Subsidiary; (iv) current assets and liabilities relating to hedge agreements to which the Company and its Subsidiaries is a party; (v) current portions of deferred Tax assets; (vi) non-cash Tax reserves accounted for pursuant to FASB Interpretation No. 48; and (vii) any costs, fees or expenses (other than any Seller Allocable Expenses) related to or arising out of or in connection with the consummation of the Merger or the other transactions contemplated by this Agreement (including, for the avoidance of doubt, any prepayment, breakage, change in control or similar costs, fees or expenses related to any repayment of Indebtedness of the Company and its Subsidiaries undertaken in connection with the consummation of the transactions contemplated hereby), or any payment in respect thereof or Tax asset or benefit therefrom (subject to the immediately succeeding sentence).  Notwithstanding the foregoing, any Tax assets or benefits (or accruals thereof) arising from the acceleration of deferred financing costs associated with outstanding Indebtedness of the Company immediately prior to the Closing shall, to the extent of any amount utilizable to reduce cash taxes in the taxable period that includes the Closing Date, be considered current assets of the Company and its Subsidiaries for purposes of determining Adjusted Working Capital.  For purposes of calculating Adjusted Working Capital as of the Closing Date, the current accrual for Tax liabilities shall include an appropriate accrual for Taxes payable by PQ Canada Company with respect to the income earned by Potters Canada Partnership and National Silicates Partnership for the period from January 1, 2007 through the Closing Date.

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

“Agreement” has the meaning set forth in the preamble hereto.

“Antitrust Division” has the meaning set forth in Section 6.4(a).

“Balance Sheet Date” means December 31, 2006.

“Base Merger Consideration” means $1,515,000,000.

“Business Day” means any day other than Saturday, Sunday or any other day on which banking institutions in New York are not open for the transaction of normal banking business.

“Buyer” has the meaning set forth in the preamble to this Agreement.

“Buyer Guarantor” has the meaning set forth in the Buyer Guaranty Agreement.

“Buyer Guaranty Agreement” means the agreement in the form of Exhibit A executed and delivered by Buyer Guarantor on the date hereof.

“Buyer Termination Fee” has the meaning set forth in Section 10.2(a).

“Certificates” has the meaning set forth in Section 3.5(b).

“Class A Common Stock” shall mean the Class A Common Stock, $0.01 par value per share, of the Company.

“Class B Common Stock” shall mean the Class B Common Stock, $0.01 par value per share, of the Company.

“Closing” has the meaning set forth in Section 2.2.

“Closing Balance Sheet” has the meaning set forth in Section 3.2(a).

“Closing Cash Amount” has the meaning set forth in Section 3.4.

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Working Capital Statement” has the meaning set forth in Section 3.2(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment Letters” has the meaning set forth in Section 5.5.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Financial Statements” has the meaning set forth in Section 4.7.

“Company Group” means the Company, the Company’s Subsidiaries and the Unconsolidated Subsidiaries.

“Company Group Employees” has the meaning set forth in Section 6.8(a).

“Company Plans” has the meaning set forth in Section 4.16(a).

“Company SEC Documents” has the meaning set forth in Section 4.7.

“Company Stockholder Approval” has the meaning set forth in Section 4.21.

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of March 2, 2007 between the Company and Carlyle Investment Management, L.L.C.

“Consent Solicitation” has the meaning set forth in Section 6.13(a).

“Consents” means consents, approvals, exemptions, waivers, authorizations, filings, registrations and notifications.

“Damages” means all losses, claims, damages, payments, Taxes, costs and expenses (including costs and expenses of Actions, amounts paid in connection with any assessments, judgments or settlements relating thereto, interest and penalties recovered by a third party with respect thereto and out-of pocket expenses and reasonable attorneys’ fees and expenses reasonably incurred in defending against any such Actions or in enforcing a Party’s rights hereunder).

“Debt Commitment Letters” has the meaning set forth in Section 5.5.

“Debt Tender Offer” has the meaning set forth in Section 6.13(a).

“DGCL” has the meaning set forth in the recitals to this Agreement.

“Discharge” has the meaning set forth in Section 6.13(b).

“Disclosure Schedule” means the disclosure schedule delivered by the Company to Buyer on the date hereof.

“Dissenting Shares” has the meaning set forth in Section 3.1(e).

“EC” has the meaning set forth in Section 6.4(a).

“ECMR” has the meaning set forth in Section 6.4(a).

“Effective Time” has the meaning set forth in Section 2.3.

“Environmental Law” means any Law existing on the date hereof relating to pollution or protection of the environment; provided, however, that the term “Environmental Law” shall not include any Law relating to occupational safety and health.

“Equity Commitment Letters” has the meaning set forth in Section 5.5.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Account” has the meaning set forth in Section 3.3.

“Escrow Agent” has the meaning set forth in Section 3.3.

“Escrow Agreement” has the meaning set forth in Section 3.3.

“Escrow Funds” has the meaning set forth in Section 3.3.

“Estimated Seller Expense Amount” has the meaning set forth in Section 3.4.

“Excess Payment” has the meaning set forth in Section 3.2(d).

“FASB” means the Financial Accounting Standards Board.

“Final Settlement Date” has the meaning set forth in Section 3.2(b).

“Final Working Capital Statement” has the meaning set forth in Section 3.2(c).

“FTC” has the meaning set forth in Section 6.4(a).

“GAAP” means United States generally accepted accounting principles.

“Governmental Approvals” has the meaning set forth in Section 6.4(a).

“Governmental Authority” means any federal, state, local or foreign government, court of competent jurisdiction, administrative agency or commission or other governmental or regulatory authority or instrumentality.

“Hazardous Materials” means (i) asbestos or polychlorinated biphenyls, or (ii) any substance that requires investigation or remediation under any Environmental Law, or is defined, listed or identified as a “hazardous waste” or “hazardous substance” thereunder.

“HSR Act” has the meaning set forth in Section 6.4(a).

“Indebtedness” means, without duplication, the sum of all obligations any member of the Company Group (a) for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, (b) for other indebtedness of the Company Group evidenced by notes, loans, mortgages, bonds, debentures or other similar debt securities or agreements, (c) for reimbursement in respect of letters of credit that are drawn prior to Closing, (d) under instruments or agreements upon which interest charges are customarily paid (other than trade payables incurred in the ordinary course of business consistent with past practices), (e) under conditional sale or other title retention agreements, (f) incurred or assumed as the deferred purchase price of property or services (excluding obligations of such Person to creditors for raw materials, inventory, services and supplies incurred in the ordinary course of business consistent with past practices), (g)(i) the positive amount of the fair value of the net liability under interest rate, currency or commodity derivatives or hedging transactions and (ii) the negative amount of the fair value of natural gas futures contracts, (h) for indebtedness of the types described in clauses (a) through (g) guaranteed, directly or indirectly, in any manner by the Company Group through an agreement, contingent or otherwise, to supply funds to, or in any other manner, invest in, the debtor, or to purchase indebtedness, primarily for the purpose of enabling the debtor to make payment of the indebtedness or to insure the owners of indebtedness against loss, (i) as lessee or lessees under capital leases in accordance with GAAP and (j) for any interest owed with respect to the indebtedness referred to above.  For the avoidance of doubt, Indebtedness shall not include any (a) guarantees by the Company Group of indebtedness of the types described in clauses (a) through (g) above of any wholly-owned Subsidiary of the Company (b) intercompany accounts, payables or loans of any kind or nature, (c) any prepayment, breakage, change in control or similar costs, fees or expenses related to any repayment of Indebtedness of any member of the Company Group undertaken in connection with the consummation of the transactions contemplated hereby or (d) any and all Indebtedness held by the Unconsolidated Subsidiaries.

“Indemnified Officers” has the meaning set forth in Section 6.7.

“Indenture” has the meaning set forth in Section 6.13(a).

“Initial Termination Date” has the meaning set forth in Section 10.1(b).

“Injunction” has the meaning set forth in Section 6.4(a).

“Intellectual Property” means all intellectual property rights of any kind or nature, including U.S. and foreign (a) patents, patent applications and patent disclosures, (b) trademarks, service marks, trade dress, logos, trade names, domain names and corporate names, and applications, registrations and renewals in connection therewith, (c) copyrights and all applications, registrations and renewals in connection therewith and (d) trade secrets and confidential and proprietary information (including research and development, know-how, compositions, manufacturing and production processes, technical data, designs, specifications and business and marketing plans and proposals) (collectively, the “Trade Secrets”).

“ISRA” means the Industrial Site Recovery Act (ISRA), N.J.S.A. 13:1K-6 et. seq. and the implementing regulations at N.J.A.C. 7:26B, as amended.

“ISRA Approval” has the meaning set forth in Section 6.15.

“Knowledge” means, with respect to the Sellers or the Company, the knowledge of any individual set forth on Section 1.1(a) of the Disclosure Schedule, and with respect to Buyer, the knowledge of any individual set forth on Section 1.1(b) of the Disclosure Schedule.

“Laws” means all applicable laws, statutes, constitutions, rules, regulations, judgments, rulings, orders, decrees and injunctions of Governmental Authorities.

“Leased Real Property” has the meaning set forth in Section 4.10(b).

“Liability” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“Lien” means any mortgage, pledge, lien, encumbrance, charge or other security interest.

“Material Adverse Effect” means (a) with respect to the Company Group, any change, effect, or circumstance that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, operations, assets or financial condition of the Company Group, taken as a whole, excluding, in each case, any such effect to the extent resulting from or arising out of or in connection with (i) economic, industry or market events, occurrences, developments, circumstances or conditions (including any changes in financial, commodities, securities or banking markets), whether general or regional in nature or limited to any area in which the Company Group operates, (ii) changes in applicable Laws or regulatory policies, (iii) changes in GAAP standards, principles or interpretations by the FASB, (iv) changes in political conditions (including acts of war, whether or not declared, armed hostilities and terrorism), (v) actions taken or not taken at the written request of Buyer or Merger Sub or as required by this Agreement, including as set forth in Sections 6.12 and 6.13 (vi) except in respect of the representations and warranties set forth in each of Sections 4.3 and 4.6, the announcement or pendency of this Agreement or the proposed consummation of the transactions contemplated hereby, except in the case of each of clauses (i)-(iv), to the extent that such changes, effects or circumstances disproportionately affect the Company Group, taken as a whole, in comparison with other companies in the industries in which the Company Group conducts its business and (b) with respect to the Company Group, on the one hand, and Buyer or Merger Sub, on the other hand, a material adverse effect on the ability of such Party to timely perform its obligations under, or to consummate the transactions contemplated by, this Agreement.

“Material Contracts” has the meaning set forth in Section 4.13(a).

“Merger” has the meaning set forth in the recitals to this Agreement.

“Merger Consent” has the meaning set forth in Section 6.14(a).

“Merger Consideration” has the meaning set forth in Section 3.1(b).

“Merger Sub” has the meaning set forth in the preamble to this Agreement.

“Mezzanine Notes” means the notes issued pursuant to the Note Purchase Agreement, dated December 15, 2005, among the Company and the various purchasers that are parties thereto.

“Multiemployer Plan” has the meaning set forth in Section 4.16(d).

“New Financing Commitments” has the meaning set forth in Section 6.12(b).

“Note Purchase Agreement” has the meaning set forth in Section 6.13(a).

“Notes” means the PQ Notes and the Mezzanine Notes.

“Notice of Disagreement” has the meaning set forth in Section 3.2(b).

“Offer to Purchase” has the meaning set forth in Section 6.13(a).

“Other Parties” has the meaning set forth in Section 4.13(b).

“Owned Real Property” has the meaning set forth in Section 4.10(a).

“Parties” has the meaning set forth in the preamble to this Agreement.

“Per Share Participating Amount” has the meaning set forth in Section 3.1(b).

“Per-Share Merger Consideration” means, with respect to each Share, the amount of Merger Consideration receivable in respect of such Share pursuant to Article III of this Agreement.

“Permits” means written permits, licenses, franchises, registrations, variances, approvals and waivers obtained from any Governmental Authority.

“Permitted Liens” means any (a) mechanic’s, materialmen’s, laborer’s, workmen’s, repairmen’s, carrier’s and similar Liens, including all statutory Liens, in each case arising or incurred in the ordinary course of business, (b) Liens for Taxes, assessments and other governmental charges not yet due and payable or, if due, (i) not delinquent or (ii) being contested in good faith through appropriate proceedings, (c) purchase money Liens and Liens securing rental payments under capital lease arrangements, (d) pledges or deposits under workers’ compensation legislation, unemployment insurance Laws or similar Laws, (e) good faith deposits in connection with bids, tenders, leases, contracts or other agreements, including rent security deposits, (f) pledges or deposits to secure public or statutory obligations or appeal bonds, (g) Liens specifically referred to in the notes to the Company Financial Statements for the year ended December 31, 2006, (h) other Liens not incurred in connection with the borrowing of money which do not interfere with or impair, in any material respect, the present operation of the business of the Company Group, (i) in the case of property owned or held by the Company Group, easements, covenants and other restrictions which do not materially impair the current use, occupancy or value of the property subject thereto and (j) liens arising under or created by the Transaction Documents.

“Person” means an individual, partnership, limited liability partnership, corporation, limited liability company, association, joint stock company, trust, estate, joint venture, unincorporated organization or Governmental Authority (or any department, agency or political subdivision thereof).

“PQ” has the meaning set forth in Section 4.7(a).

“PQ Notes” means the notes issued pursuant to the Indenture dated February 11, 2005 between Niagara Acquisition, Inc. (now known as PQ Corporation) and Wells Fargo Bank, National Association.

“Preliminary Merger Consideration” means the Base Merger Consideration minus the Estimated Seller Expense Amount, minus the Escrow Funds, minus the amount of outstanding Indebtedness at Closing and plus the Closing Cash Amount.

“Release” means any release, discharge, disposal, spill, injection, leak, leaching, escape, emptying, seeping or emission into the environment.

“Remedies Exception” means (i) applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application, heretofore or hereafter enacted or in effect, affecting the rights and remedies of creditors generally and (ii) the exercise of judicial or administrative discretion in accordance with general equitable principles.

“Representatives” means the members, directors, shareholders, officers, employees, attorneys and accountants of a party.

“Right” means any option, warrant, convertible or exchangeable security or other agreement, commitment, understanding or other right, however denominated, to subscribe for, purchase or otherwise acquire any equity interest or other security of any class, with or without payment of additional consideration in cash or property, either immediately or upon the occurrence of a specified date or a specified event or the satisfaction or happening of any other condition or contingency.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Seller Allocable Expenses” has the meaning set forth in Section 3.4.

“Seller Representative” has the meaning set forth in Section 9.1.

“Sellers” means the holders of Shares as of the date hereof.

“Shares” means the Class A Common Stock and the Class B Common Stock.

“Shortfall Reduction” has the meaning set forth in Section 3.2(d).

“Stockholders Agreement” means that certain Stockholders Agreement, dated as of February 11, 2005, by and among the Company, J.P. Morgan Partners (BHCA), L.P., and the other parties thereto, as amended from time to time thereafter.

“Subsidiary” when used with respect to any Person, means any other Person of which (a) in the case of a corporation, at least (i) a majority of the equity and (ii) a majority of the voting interests are owned or controlled, directly or indirectly, by such first Person, by any one or more of such first Person’s Subsidiaries, or by such first Person and one or more of such first Person’s Subsidiaries or (b) in the case of any Person other than a corporation, such first Person, one or more of such first Person’s Subsidiaries, or such first Person and one or more of such first Person’s Subsidiaries (i) owns a majority of the equity interests thereof and (ii) has the power to elect or direct the election of a majority of the members of the governing body thereof.

“Substitute Financing” has the meaning set forth in Section 6.12(b).

“Surviving Company” has the meaning set forth in Section 2.1.

“Surviving Company Group” has the meaning set forth in Section 6.7.

“Target Working Capital” means $132,500,000.

“Tax” means any federal, state, local or foreign tax, duty, fee, levy or other assessment, including income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax, imposed by any taxing authority, and including any interest, penalty or addition thereto.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, required to be filed with any taxing authority.

“Termination Date” has the meaning set forth in Section 10.1(b).

“Trade Secrets” has the meaning set forth in clause (d) of the definition of “Intellectual Property”.

“Transaction Documents” means this Agreement, the Buyer Guaranty, the Commitment Letters and all other documents delivered or required to be delivered at Closing by any Party pursuant to this Agreement.

“Transfer Taxes” means all transfer Taxes (excluding, for the avoidance of doubt, Taxes measured by net income), including sales, property, use, excise, stock, stamp, documentary, filing, recording, permit, license, authorization and similar Taxes, filing fees and similar charges.

“Unconsolidated Subsidiary” means each of PQ Silicates Ltd., Aekyung-PQ Co. Ltd., Zeolyst International and Zeolyst C.V.

“Unreturned Capital” has the meaning set forth in Section 3.1(b).

“WARN Act” has the meaning set forth in Section 4.17.

“Working Capital Statement Arbitrator” has the meaning set forth in Section 3.2(c).

Section 1.2.            Terms Generally

The definitions in Section 1.1 shall apply equally to both the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The words “herein”, “hereof” and “hereunder” and words of similar import refer to this Agreement (including the Exhibits to this Agreement and the Disclosure Schedule) in its entirety and not to any part hereof unless the context shall otherwise require.  All references herein to Articles,

Sections, Exhibits and the Disclosure Schedule shall be deemed references to Articles and Sections of, and Exhibits and the Disclosure Schedule to, this Agreement unless the context shall otherwise require.  Unless the context shall otherwise require, any references to any agreement or other instrument or statute or regulation are to it as amended and supplemented from time to time (and, in the case of a statute or regulation, to any successor provisions).  Any reference to any federal, state, local or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.  Any reference in this Agreement to a “day” or a number of “days” (without explicit reference to “Business Days”) shall be interpreted as a reference to a calendar day or number of calendar days.  If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.  Any reference to a Person includes such Person’s successors and permitted assigns.

ARTICLE II.

MERGER

Section 2.1.            The Merger

Upon the terms and subject to the conditions hereof, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate existence of Merger Sub shall thereupon cease, and the Company shall continue as the surviving company in the Merger (the “Surviving Company”) in accordance with the DGCL.

Section 2.2.            Closing

Unless this Agreement shall have been terminated pursuant to Article X and subject to the satisfaction or, when permissible, waiver of the conditions set forth in Article VII, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place (a) at the offices of Debevoise & Plimpton LLP, 919 Third Avenue, New York, New York 10022, commencing at 10:00 a.m. local time on the day which is two (2) Business Days after the date on which the last of the conditions set forth in Article VII (other than any such conditions which by their terms are not capable of being satisfied until the Closing Date) is satisfied or, when permissible, waived, or (b) on such other date and/or at such other time and/or place as the Parties may mutually determine (the “Closing Date”).

Section 2.3.              Effective Time of the Merger

The Merger shall become effective upon the filing of the certificate of merger with the Secretary of State of the State of Delaware in accordance with the provisions of the DGCL, or at such other time as Merger Sub and the Company shall agree should be specified in the certificate of merger, which filing shall be made as soon as practicable on the Closing Date.  When used in this Agreement, the term “Effective Time” shall mean the time at which such certificate is accepted for filing by the Secretary of State of the State of Delaware or such time as otherwise specified in the certificate of merger.

Section 2.4.            Effect of Merger

The Merger shall, from and after the Effective Time, have all the effects provided herein, in the certificate of merger and in the applicable provisions of the DGCL.

Section 2.5.            Further Actions

The Parties hereto shall execute and deliver such certificates and other documents and take such other actions as may be necessary or appropriate in order to effect the Merger, including, but not limited to, making filings, recordings or publications required under the DGCL.  If at any time after the Effective Time any further action is necessary to vest in the Surviving Company the title to all property or rights of Merger Sub or the Company, the authorized officers and directors of the Surviving Company are fully authorized in the name of Merger Sub or the Company, as the case may be, to take, and shall take, any and all such lawful action.

Section 2.6.            Organizational Documents

The organizational documents of Merger Sub as in effect immediately prior to the Effective Time (and containing the provisions required by Section 6.7) shall be the organizational documents of the Surviving Company after the Effective Time, until thereafter changed or amended as provided therein or by applicable Law (subject to Section 6.7).

Section 2.7.            Directors and Officers

The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Company, and the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Company, each to hold office in accordance with the organizational documents of the Surviving Company until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, in any case in the manner provided in the organizational documents of the Surviving Company and in accordance with applicable Law.

ARTICLE III.

CONVERSION OF SHARES

Section 3.1.            Merger Consideration

As of the Effective Time, by virtue of the Merger and without any further action on the part of any stockholder of the Company or Merger Sub:

(a)           Each Share held by Buyer, Merger Sub, or by any member of the Company Group in treasury or otherwise, shall be canceled and retired and shall cease to exist, and no consideration shall be delivered or receivable in exchange therefore.

(b)           Each share of Class B Common Stock (other than those to which Section 3.1(a) or 3.1(h) applies and other than any Dissenting Shares) issued and outstanding immediately prior to the Effective Time shall be converted into and represent the right to receive an amount in cash equal to the sum of (x) the Unreturned Paid-in Capital (as defined in the Second Amended and Restated Certificate of Incorporation of the Company) required to be paid for such share pursuant to, and in accordance with the rights and obligations set forth in, the Second Amended and Restated Certificate of the Company (such amount in cash being referred to herein as the “Unreturned Capital”), it being understood that the amount of Unreturned Capital shall be distributed to the holders of Class B Common Stock pro rata based on the number of such shares of Class B Common Stock so held, and (y) an amount equal to the Preliminary Merger Consideration, which amount shall be adjusted after the Closing in accordance with Section 3.2, net of (without duplication) any fees and expenses recoverable by the Seller Representative pursuant to Article III or Article IX (as adjusted, the “Merger Consideration”) minus the aggregate Unreturned Capital of all shares of Class B Common Stock outstanding immediately prior to the Effective Time divided by the total number of Shares outstanding immediately prior to the Effective Time (such per share amount referred to in this clause (y), the “Per Share Participating Amount”).

(c)           Each share of Class A Common Stock (other than those to which Section 3.1(a) or 3.1(h) applies and other than any Dissenting Shares) issued and outstanding immediately prior to the Effective Time shall be converted into and represent the right to receive an amount in cash equal to the Per Share Participating Amount.

(d)           Each issued and outstanding share of common stock, $0.01 par value, of Merger Sub shall be converted into and become one fully paid and nonassessable share of common stock, $0.01 par value, of the Surviving Company.

(e)           Notwithstanding anything to the contrary herein, Shares issued and outstanding immediately prior to the Effective Time and held by a shareholder who is entitled to and has properly complied with the provisions of Section 262 of the DGCL (collectively, the “Dissenting Shares”) shall not be converted as of the Effective Time into a right to receive the Per-Share Merger Consideration, but instead shall have such rights as may be available under the DGCL; provided, however, that if any such shareholder shall fail to perfect or shall effectively withdraw or lose his or her right to appraisal and payment under the DGCL, such shareholder’s Shares shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the applicable Per-Share Merger Consideration and such Shares shall no longer be Dissenting Shares.  The Company will give Buyer prompt written notice of all written notices received by the Company pursuant to Section 262 of the DGCL, and the opportunity to direct all negotiations and proceedings with respect to appraisal demands under the DGCL.  Without the prior written consent of Buyer, the Company shall not voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment.  From and after the Effective Time, no shareholder who has properly exercised and perfected appraisal rights pursuant to Section 262 of the DGCL shall be entitled to vote his or her shares for any purpose or receive payment of dividends or other distributions with respect to his or her shares (except dividends and distributions payable to shareholders of record at a date which is prior to the Effective Time).

(f)            Upon surrender of any certificate representing fractional Shares, the holder thereof will be paid the cash value of such fraction in an amount equal to such fraction multiplied by the applicable Per-Share Merger Consideration.

(g)           If, between the date of this Agreement and the Effective Time, the Shares or securities convertible or exchangeable into or exercisable for Shares are changed into a different number or class of shares by means of any stock split, division or subdivision of shares, stock dividend or distribution, reverse stock split, consolidation of shares, reclassification, recapitalization, exchange or readjustment of shares or other similar transaction, then the Merger Consideration shall be appropriately adjusted; provided that nothing herein shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement and no such change shall result in an increase of the Preliminary Merger Consideration.

(h)           The Company shall take or cause to be taken any and all action reasonably necessary, including by waiving any restrictions on transfer or other provisions of any Company Plan, to permit the exchange of restricted Shares and other shares of Class A Common Stock and Class B Common Stock for equity of the Buyer or the Surviving Company pursuant to any agreements between Buyer and the applicable holder of the shares.

Section 3.2.            Merger Consideration Adjustments

(a)         Closing Balance Sheets and Closing Working Capital Statement.  Within ninety (90) days following the Closing, Buyer shall prepare and deliver to the Seller Representative an unaudited balance sheet of the Company Group as of the Closing Date without giving effect to the Closing and prior to any purchase accounting adjustments in connection with the transactions contemplated hereby (the “Closing Balance Sheet”), together with a statement (the “Closing Working Capital Statement”) setting forth the Adjusted Working Capital as reflected on and derived from the Closing Balance Sheet.  The Closing Balance Sheet shall be prepared in accordance with GAAP using the same applicable accounting methods, accounting practices, assumptions, policies and methodologies as were used in preparing the audited balance sheet of PQ as of December 31, 2006 included in the Company Financial Statements, except as set forth on Section 3.2 of the Disclosure Schedule.  Section 3.2 of the Disclosure Schedule sets forth a calculation of the Adjusted Working Capital as reflected on and derived from the Company Financial Statements for the three-month period ended March 31, 2007.  The Adjusted Working Capital set forth on the Closing Working Capital Statement shall be derived from the Closing Balance Sheet using the same applicable accounting methods, accounting practices, assumptions, policies and methodologies as were used in the calculation set forth on Section 3.2 of the Disclosure Schedule.  Buyer and the Seller Representative shall provide to each other such data and information as the other Party may reasonably request in connection with the preparation and review of the Closing Balance Sheet and the Closing Working Capital Statement and with reasonable access to the officers, employees, agreements and books and records of the other Party, including all related work papers of the accountants who audited, compiled or reviewed such statements or notices.

(b)         Notice of Disagreement.  The Closing Working Capital Statement shall become final and binding upon the Parties on the date (the “Final Settlement Date”) that is thirty (30) days following receipt thereof by Seller Representative unless Seller Representative gives written notice of its disagreement (“Notice of Disagreement”) to the Buyer prior to such date.  Any Notice of Disagreement shall specify in reasonable detail the dollar amount, nature and basis of any disagreement so asserted.  If a Notice of Disagreement is received by the Buyer in a timely manner, then the Closing Working Capital Statement (as revised in accordance with paragraph (c) below, if applicable) shall become final and binding on the Parties on, and the Final Settlement Date shall be, the earlier of (i) the date upon which the Seller Representative and Buyer agree in writing with respect to all matters specified in the Notice of Disagreement and (ii) the date upon which the Final Working Capital Statement is issued by the Working Capital Statement Arbitrator.

(c)         Final Working Capital Statement.  During the first twenty (20) days following the date upon which the Buyer receives a Notice of Disagreement, the Seller Representative and Buyer shall attempt in good faith to resolve in writing any differences that they may have with respect to all matters specified in the Notice of Disagreement.  If at the end of such twenty (20) day period (or earlier by mutual agreement to arbitrate) Buyer and the Seller Representative have not reached agreement on such matters, the matters that remain in dispute may be submitted to an arbitrator (the “Working Capital Statement Arbitrator”) by either Party for review and resolution.  The Working Capital Statement Arbitrator shall be a nationally recognized independent public accounting firm agreed upon by Buyer and the Seller Representative in writing.  The hearing date will be scheduled by the Working Capital Statement Arbitrator as soon as reasonably practicable, and shall be conducted on a confidential basis.  Each Party shall, not later than seven (7) days prior to the hearing date set by the Working Capital Statement Arbitrator, submit to the Working Capital Statement Arbitrator (with a contemporaneous copy to the other Parties) a brief (to include such Party’s calculations with regard to amounts in dispute on the Closing Working Capital Statement) for settlement of any amounts set forth in the Notice of Disagreement that remain in dispute.  The figures submitted need not be the figures discussed during prior conversations.  The Working Capital Statement Arbitrator shall render a decision resolving the matters in dispute on the basis of the standards set forth in this Section 3.2 (which decision shall include a written statement of findings and conclusions and shall in no event, for any unresolved matter, include a finding or conclusion in favor of an amount outside the range of the amounts submitted by each party in its brief) within three (3) Business Days after the conclusion of the hearing, unless the Parties reach agreement prior thereto and withdraw the dispute from arbitration.  The Working Capital Statement Arbitrator shall provide to the Parties explanations in writing of the reasons for its decisions regarding the Adjusted Working Capital and shall issue the Final Working Capital Statement reflecting such decisions with reasonable detail as to each disputed item.  The decision of the Working Capital Statement Arbitrator shall be final and binding on the Parties, other than in respect of manifest arithmetic error, and the Seller Representative (on behalf of each of the Sellers, including itself) and Buyer agree that judgment may be entered upon the determination of the Working Capital Statement Arbitrator in any court having jurisdiction over the party against which such determination is to be enforced.  The fees and expenses of the Working Capital Statement Arbitrator pursuant to this Section 3.2(c) (including the fees and expenses of the Working Capital Statement Arbitrator and reasonable fees and expenses of legal counsel of the parties) pursuant to this Section 3.2(c) shall be borne by the Seller Representative and Buyer in inverse proportion as they may prevail on all items resolved by the Working Capital Statement Arbitrator, taking into account any written agreements with respect to any disputed item between Seller Representative and Buyer between the time of the submission of their respective briefs to the Working Capital Statement Arbitrator and the issuance of such arbitrator’s decision, which inverse proportionate allocations shall also be determined by the Working Capital Statement Arbitrator at the time its determination is rendered on the merits of the items submitted and included in the written report delivered by the it to Seller

Representative and Buyer.  As used in this Agreement, the term “Final Working Capital Statement” shall mean the Closing Working Capital Statement described in Section 3.2(a), as prepared by Buyer and, if applicable, as subsequently adjusted to reflect any subsequent written agreement between the Parties with respect thereto, or if submitted to the Working Capital Statement Arbitrator, the Closing Working Capital Statement issued by the Working Capital Statement Arbitrator.

(d)         Final Settlement and Adjustment to Merger Consideration; Payment.

(i)            (x) If the Adjusted Working Capital as derived from the Final Working Capital Statement is less than the Target Working Capital, the Preliminary Merger Consideration shall be decreased by an amount, not to exceed the Escrow Funds, equal to such excess of the Target Working Capital over the Adjusted Working Capital as derived from Final Working Capital Statement (“Shortfall Reduction”) and (y) if the Adjusted Working Capital as derived from the Final Working Capital Statement is greater than the Target Working Capital, the Preliminary Merger Consideration shall be increased by an amount, not to exceed $15,000,000, equal to such excess of the Adjusted Working Capital as derived from the Final Working Capital Statement over the Target Working Capital (“Excess Payment”).
(ii)           Any Shortfall Reduction or Excess Payment described in clause (x) or (y) in Section 3.2(d)(i) shall be paid not later than three (3) Business Days after the Final Settlement Date (A) in the case of an Excess Payment, by Buyer by wire transfer of immediately available funds to an account or accounts specified by the Seller Representative or (B) in the case of a Shortfall Reduction, by the Sellers by wire transfer of immediately available funds to an account or accounts specified by Buyer, it being agreed that the release of the Escrow Funds (including accrued interest thereon) by the Escrow Agent to Buyer shall satisfy the Sellers’ obligations under this Section 3.2(d)(ii).  The amount of any Shortfall Reduction or Excess Payment to be made after the Closing Date pursuant to this Section 3.2(d)(ii) shall bear interest from and including the Closing Date to but excluding the date of payment at the rate of interest earned by the Escrow Funds.  Such interest shall be payable at the same time as the payment to which it relates and shall be calculated daily on the basis of a year of 365 days and the actual number of days elapsed.

Section 3.3.            Escrow Funds

At the Closing, Buyer shall pay $15,000,000 (the “Escrow Funds”) to an escrow agent mutually agreeable to Buyer and the Seller Representative (the “Escrow Agent”) to be held and delivered by the Escrow Agent in accordance with the terms and provisions of a certain escrow agreement that shall be executed and delivered by Buyer, the Company, the Seller Representative and the Escrow Agent at the Closing substantially in the form attached hereto as Exhibit C (the “Escrow Agreement”).  The Escrow Funds shall be placed in a single escrow account (the “Escrow Account”).  The Escrow Funds shall be established solely to secure any Shortfall Reduction pursuant to Section 3.2(e).

Section 3.4.            Seller Allocable Expenses

(a)         At least two (2) Business Days prior to the Closing Date, the Seller Representative will provide to Buyer an itemization in reasonable detail of (i) an estimate of fees and expenses that will be incurred by the Seller Representative in connection with performing its obligations under Article IX, (ii) an estimate (which may include such reserves as the Seller Representative determines in good faith to be appropriate for any Seller Allocable Expenses that are not then known and determinable) of the following fees and expenses incurred by the Company and/or the Seller Representative on behalf of the Company and the Sellers in connection with the preparation, negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby: (a) the fees and disbursements of special outside counsel to the Company and/or the Seller Representative incurred in connection with the transactions contemplated hereby; (b) the fees and expenses of any other agents, advisors, consultants and experts employed by the Company and/or the Seller Representative in connection with the Merger; (c) any change in control bonuses that become due and payable in connection with the transactions contemplated hereby and other retention bonuses that become due and payable during 2007; and (d) any Indebtedness or other Liability of any member of the Company Group to the Seller Representative or any of its Affiliates (other than any member of the Company Group) (collectively, with respect to (i) and (ii) above, the “Seller Allocable Expenses” and the estimate thereof, the “Estimated Seller Expense Amount”), (iii) Indebtedness of the Company and its Subsidiaries immediately prior to Closing and (iv) the amount of cash and cash equivalents held by the Company Group immediately prior to Closing (the “Closing Cash Amount”).

(b)         Concurrently with the payment to the Seller Representative of the Preliminary Merger Consideration in accordance with Section 3.5 hereof, Buyer shall pay to the Seller Representative by wire transfer of immediately available funds an amount equal to the Estimated Seller Expense Amount.  In no event will Buyer or Merger Sub be responsible for payment of Seller Allocable Expenses in excess of the Estimated Seller Expense Amount.

(c)         Following the Closing, none of Buyer, Merger Sub, the Company or the Surviving Company or any of their Affiliates will have any liability or obligation with respect to Seller Allocable Expenses which shall be the sole responsibility of the Seller Representative.  In the event that the Estimated Seller Expense Amount exceeds the Seller Allocable Expenses as finally determined, the Seller Representative shall promptly remit any such excess to the holders of Shares in accordance with the procedures set forth in Section 3.5 of this Agreement.  From and after the Closing, the Seller Representative shall indemnify and hold harmless each of Buyer, Merger Sub, the Company and the Surviving Company and their Affiliates from and against, and pay or reimburse any such party for, any and all Damages in respect of any claim, demand or Action by any Person (including holders of any Shares) relating to Seller Allocable Expenses.  The covenant set forth in the immediately preceding sentence shall survive the Closing indefinitely.

Section 3.5.            Payment

(a)         At the Effective Time, Buyer shall pay to the Seller Representative, for the benefit of the Sellers, an amount in cash equal to the Preliminary Merger Consideration.  Payment of the Per-Share Merger Consideration pursuant to this Section 3.5 may be made in installments as determined by the Seller Representative without any liability to Buyer, Merger Sub or the Surviving Company (taking into account any adjustments to the Merger

Consideration pursuant to Section 3.2, and the funds held and any expenses pursuant to this Article III and Article IX that may need to be deducted from the Merger Consideration).

(b)         Promptly after the Effective Time, the Seller Representative shall send a notice and a letter of transmittal in a form reasonably satisfactory to Buyer and the Company to each holder of certificates formerly evidencing Shares (collectively, the “Certificates”) and any holders of Shares immediately prior to the Effective Time not evidenced by Certificates, advising of the effectiveness of the Merger and the procedure for surrendering to the Seller Representative such Certificates and Shares for exchange into the applicable Per-Share Merger Consideration, and that delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery to the Seller Representative of such Certificates and Shares and a duly executed letter of transmittal and any other required documents or evidence of transfer.  Each holder of Certificates or Shares not evidenced by Certificates, upon surrender thereof (or, in the case of Certificates that have been lost, stolen or destroyed, an affidavit of loss in lieu thereof) to the Seller Representative together with such letter of transmittal (duly executed) and any other required documents or evidence of transfer, shall be entitled to receive in exchange therefor the applicable Per-Share Merger Consideration.  Upon such surrender, the Seller Representative shall promptly deliver the applicable Per-Share Merger Consideration (less all applicable withholding taxes) in accordance with the instructions set forth in the related letter of transmittal, and the Certificates (or affidavits of loss in lieu thereof) and Shares so surrendered shall promptly be canceled and promptly provided, together with the applicable letter of transmittal, evidence of payment of the Per-Share Merger Consideration, and all other records relating to payment to Sellers to the Surviving Company for its books and records.  Until surrendered, the Certificates and Shares shall be deemed for all purposes to evidence only the right to receive the applicable Per-Share Merger Consideration.  No interest shall accrue or be paid on any cash payable upon the surrender of the Certificates (or affidavits of loss in lieu thereof) and Shares.

(c)         If the consideration due pursuant to Section 3.1(b) is to be delivered to a Person other than the Person in whose name the Certificates (or affidavits of loss in lieu thereof) or Shares surrendered in exchange therefor are registered, it shall be a condition to the payment of such consideration that the Certificates (or affidavits of loss in lieu thereof) and Shares so surrendered shall be properly endorsed or accompanied by appropriate powers and otherwise in proper form for transfer, that such transfer otherwise be proper and that the Person requesting such transfer pay to the Seller Representative any transfer or other Taxes payable by reason of the foregoing or establish to the satisfaction of the Seller Representative that such Taxes have been paid or are not required to be paid.

(d)         Unless required otherwise by applicable Law, any amount held by the Seller Representative that remains undistributed to holders of the Certificates and Shares 180 days after the Effective Time shall be delivered to Buyer and any Certificate holder who has not theretofore complied with the provisions of this Article III shall thereafter look only to the Surviving Company for payment of any consideration due pursuant to Section 3.1(b) to which such Person is entitled pursuant to this Article III.  Neither Buyer nor the Seller Representative shall be liable to any such Certificate or Share holder for any amounts delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(e)         Buyer shall be entitled to deduct and withhold from the consideration otherwise payable under this Agreement to the Seller Representative in respect of any holder of Shares such amounts as are required to be withheld or deducted under any applicable Tax law with respect to the making of such payment.  To the extent that amounts are so withheld or deducted and paid over to the applicable Governmental Authority, such withheld or deducted amounts shall be treated for all purposes of this Agreement as having been paid to the Seller Representative in respect of the holder of the Shares in respect of which such deduction and withholding were made.

Section 3.6.            No Further Rights

From and after the Effective Time, holders of Certificates and Shares theretofore evidencing membership interests in the Company shall cease to have any rights as members of the Company.  All consideration paid pursuant to this Article III upon the surrender of Certificates and Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares.

Section 3.7.            Closing of the Company’s Transfer Books

At the Effective Time, the transfer books of the Company shall be closed and no transfer of Shares shall be made thereafter.  If after the Effective Time Certificates or Shares are presented to Buyer or the Surviving Company, they shall be canceled and exchanged as provided in this Article III.

Section 3.8.            Lost, Stolen or Destroyed Certificates

If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Company, the posting by such Person of a bond, in such reasonable amount as the Surviving Company may direct, as indemnity against any claim that may be made against it and the Seller Representative with respect to such Certificate, the Seller Representative will issue in exchange for such lost, stolen or destroyed Certificate the applicable Per-Share Merger Consideration.

Section 3.9.            Closing Deliveries

(a)         At the Closing, the Company shall deliver or cause to be delivered to Buyer the following:

(i)            resignations of the directors (or equivalent) of each member of the Company Group specified by Buyer from his or her position as director (or equivalent), effective as of the Closing;
(ii)           the certificates referred to in Sections 7.3(a) and 7.3(b);
(iii)          a copy of the Escrow Agreement duly executed by the Escrow Agent, the Company and the Seller Representative;

(iv)          evidence reasonably satisfactory to Buyer of the termination and full and complete settlement of, without any Liability of the Surviving Company Group after the Closing, the agreements set forth under the heading “Affiliate Agreements” in Section 4.13(a) of the Disclosure Schedule; and
(v)           all other documents required to be delivered by the Company or the Seller Representative to Buyer at the Closing pursuant to this Agreement.

(b)         At the Closing, Buyer shall deliver or cause to be delivered the following:

(i)            the Preliminary Merger Consideration in immediately available funds to the Seller Representative as provided in Section 3.5;
(ii)           the certificates referred to in Sections 7.2(a) and 7.2(b);
(iii)          a copy of the Escrow Agreement duly executed by the Escrow Agent and Buyer and the Escrow Funds in immediately available funds to the Escrow Agent as provided in Section 3.3; and
(iv)          all other documents required to be delivered by Buyer and Merger Sub to the Company and Seller Representative at the Closing pursuant to this Agreement.

(c)           At the Closing, the Company shall deliver or cause to be delivered to: (i) the Seller Representative, or such other party as may be directed by the Seller Representative, the Seller Allocable Expenses in immediately available funds as provided in Section 3.4 and (ii) the Buyer an affidavit by an authorized officer stating under penalties of perjury, that the Company is not and has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period described in Code Section 897(c)(1)(A)(ii).

Section 3.10.          Satisfaction of Conditions

All conditions to the obligations of the Company, Buyer and Merger Sub to proceed with the Closing under this Agreement shall be deemed to have been fully and completely satisfied or waived for all purposes upon the Closing.

Section 3.11.          Transfer Taxes

All applicable Transfer Taxes payable in connection with this Agreement, the transactions contemplated by this Agreement or the documents giving effect to such transactions shall be the responsibility of and shall, except as provided in Section 3.5(c), be paid by the Surviving Company.  The Surviving Company shall timely file all Tax Returns with respect to such Transfer Taxes.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY GROUP

Except as set forth in the Disclosure Schedule (in accordance with the terms set forth in Section 11.5) or specifically set forth in the notes to the Company Financial Statements,

or disclosed in any Company SEC Document filed by PQ and publicly available prior to the date of this Agreement (other than any disclosures set forth in any risk factor section thereof or in any section relating to or containing forward-looking statements), the Company represents and warrants to Buyer (provided that representations and warranties as to the Unconsolidated Subsidiaries are to the Company’s Knowledge) as follows:

Section 4.1.            Organization of the Company and the Company Group

Each of the Company and PQ is a corporation duly formed, validly existing and in good standing under the laws of Delaware, and the Company has all requisite corporate power and authority to carry on its business as it is currently conducted and to own, lease and operate its properties where such properties are now owned, leased or operated.  Each other member of the Company Group (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and (b) has all requisite organizational power and authority to carry on its respective business as it is currently conducted and to own, lease and operate its properties where such properties are now owned, leased or operated, except in all cases where any failures of the representations in this sentence to be true, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company Group.  Each member of the Company Group is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or license necessary, except where the failure to be so duly qualified or licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company Group.

Section 4.2.            Authorization

The Company has all requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or will be party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which the Company is or will be a Party and the consummation of the transactions contemplated hereby and thereby have been, or will have been prior to execution, duly authorized by (a) the Sellers, acting under the direction of the Seller Representative pursuant to Section 2 of the Stockholders Agreement and (b) the Company’s Board of Directors.  No other corporate proceedings on the part of the Company are necessary to authorize or deliver this Agreement, such Transaction Documents or the consummation of the transactions contemplated hereby or thereby.  This Agreement has been duly executed and delivered by the Company and (assuming this Agreement constitutes a legal, valid and binding obligation of Buyer and Merger Sub) constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Remedies Exception.

Section 4.3.            Noncontravention

Neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby will (a) conflict with, violate or breach (or result in conflict with, violation or breach of) any organizational documents of the Company Group, (b) except as set forth in Section 4.3 of the Disclosure Schedule, require any Consent under, violate, breach, constitute or result in (with or without notice, the passage of time, or both) a default, violation or breach under, or cause or permit the termination, cancellation, acceleration, or other change of any right, obligation or benefit under, of any Material Contract or result in the creation of any Lien (other than a Permitted Lien) on any of the properties or assets of the Company Group, or (c) subject to the Consents of Governmental Authorities described in Section 4.6, violate any Law to which any member of the Company Group is subject, except, in the case of clauses (b) and (c), for such violations or breaches which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company Group.

Section 4.4.            Capitalization

(a)           The issued and outstanding share capital of the Company consists of 200,947.814336121 Shares, consisting of: (i) 19,800 shares of Class A Common Stock; and (ii) 181,147.814336121 shares of Class B Common Stock.  Each of the Sellers holds of record and owns beneficially the Shares set forth as owned by it in Section 4.4 of the Disclosure Schedule, free and clear of any and all Liens, except (w) as may be created by this Agreement, (x) as may be set forth in the Stockholders Agreement, (y) for any restrictions on sales of securities under applicable securities Laws and (z) as may be set forth in Section 4.4 of the Disclosure Schedule.  All of the Shares have been duly authorized and validly issued and are fully paid and non-assessable.  Except as set forth in Section 4.4 of the Disclosure Schedule, the Sellers are not party to any convertible securities, calls, preemptive rights, options, warrants, purchase rights or other contracts, agreements or commitments (other than this Agreement) that would require the Sellers to sell, transfer or otherwise dispose of the Shares.  Except for this Agreement, the Stockholders Agreement and as set forth in Section 4.4 of the Disclosure Schedule, the Sellers are not party to any voting trust, proxy or other agreement or understanding with respect to the voting of or transfer of the Shares.  There are no obligations of the Company or any member of the Company Group or, to the Company’s Knowledge, Sellers, to issue, transfer or sell any capital stock of or other voting or equity interests in the Company or other Right relating to the capital stock of or other voting or equity interests in the Company.

(b)           Except as set forth in subsection (a) above or on Section 4.4 or Section 4.5 of the Disclosure Schedule, there are no (i) outstanding shares of capital stock of or other voting or equity interests in the Company, (ii) other than as set forth in the Stockholders Agreement, Rights relating to the capital stock of or other voting or equity interests in the Company, (iii) other than as set forth in the Stockholders Agreement, outstanding obligations of any member of the Company Group to repurchase, redeem or otherwise acquire any securities of or Rights relating to any capital stock of or other voting or equity interests in the Company, (iv) other than as set forth in the Stockholders Agreement, voting trusts, proxies or other similar agreements or understandings to which any member of the Company Group is a party to or by which it is bound with respect to the voting of any shares of capital stock of or other voting or equity interests of the Company Group or (v) other than as set forth in the Stockholders Agreement, contractual obligations or commitments of any character restricting the transfer of, or requiring the registration for sale of, any shares of capital stock of or other voting or equity interests in any member of the Company Group.

Section 4.5.            Subsidiaries of the Company

(a)           Section 4.5 of the Disclosure Schedule sets forth for each of the Company’s Subsidiaries and Unconsolidated Subsidiaries (i) its name and jurisdiction of organization, (ii) its form of organization and (iii) the percentage of the capital stock, membership interests, units or shares held by the Company, directly or indirectly, in such Person, and the percentage of voting interest exercisable by the Company in respect of each such Person other than Company Subsidiaries that are wholly-owned by the Company.  The Company is the sole direct or indirect beneficial and record owner of such outstanding shares of capital stock or other interests, and each such share of capital stock of and other voting or equity interests in such Person has been duly authorized and is validly issued, fully paid and non-assessable, free and clear of all Liens, except (x) as may be set forth in the certificate of formation, limited liability company agreement, limited partnership agreement, certificate of incorporation or bylaws, or similar governing documents of such Subsidiary, (y) for any restrictions on sales of securities under applicable securities Laws, or (z) as set forth in Section 4.5 of the Disclosure Schedule.

(b)           Except as set forth in Section 4.5 of the Disclosure Schedule, there are no outstanding (i) shares of capital stock of or other voting or equity interests in any Company Subsidiary or Unconsolidated Subsidiary held by any member of the Company Group, (ii) Rights relating to the capital stock of or other voting or equity interests in any Company Subsidiary or Unconsolidated Subsidiary or (iii) outstanding obligations of any member of the Company Group to repurchase, redeem or otherwise acquire any securities of or Rights relating to any capital stock of or other voting or equity interests in any Company Subsidiary or Unconsolidated Subsidiary.  The Company has delivered to Buyer complete copies of the organizational documents of each Company Subsidiary and Unconsolidated Subsidiary, and no such subsidiary is in material violation of any provision of its organizational documents.  Except as set forth in Section 4.5 of the Disclosure Schedule, none of the Company Group owns any shares of capital stock of or other voting or equity interests or Rights in any other Person.

Section 4.6.            Government Authorizations

Except for (i) compliance with the HSR Act and the regulations thereunder and any other U.S. or foreign antitrust or merger notification or control Laws, (ii) compliance with any applicable requirements of the Securities Act and any other applicable securities Laws, (iii) Consents that, if not obtained or made, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company Group and (iv) filings and notifications not required to be made or given until after the Closing, no Consent of, with or to any Governmental Authority is required to be obtained or made by the Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, other than any such requirement that is applicable as a result of the specific legal or regulatory status of Buyer, Merger Sub or any of their respective Affiliates or as a result of any other facts that specifically relate to the business or activities in which Buyer, Merger Sub or any of their respective Affiliates is or proposes to be engaged.

Section 4.7.            Company SEC Documents; Financial Statements; No Undisclosed Material Liabilities

(a)           As of their respective filing dates, or, if amended or superseded by a subsequent filing, as of the date of such amendment or superseding filing, all documents filed by PQ Corporation (“PQ”) with the SEC (the “Company SEC Documents”) since

December 31, 2005, complied in all material respects with the requirements of Securities Act or the Exchange Act, as the case may be, each as in effect on the date so filed, and at the time filed with the SEC none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent that the information in such Company SEC Document has been amended or superseded by subsequent Company SEC Documents.  The financial statements of PQ included in the Company SEC Documents (the “Company Financial Statements”) complied as to form as of their respective dates in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC, were prepared in accordance with GAAP (except in the case of the unaudited statements, as permitted by Form 10-Q under the Exchange Act) applied on a consistent basis during the periods involved (except as indicated in the notes thereto) and present fairly, in all material respects, the consolidated financial position of PQ as at the dates thereof and the consolidated results of its operations and its consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, which will not be material to the Company Group taken as a whole).

(b)           Except as set forth in Section 4.7(b) of the Disclosure Schedule or as specifically set forth in the Company SEC Documents, PQ is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act.  Each current and former principal executive officer and principal financial officer of PQ has made all certifications required by Rule 15d-14 under the Exchange Act or Sections 302 and 906 of the Sarbanes-Oxley Act, as applicable, with respect to the Company SEC Documents, and the statements contained in such certifications are true, complete and correct.  For purposes of this Agreement, “principal executive officer” and “principal financial officer” have the meanings given to such terms in the Sarbanes-Oxley Act.

(c)           The Company Group’s “disclosure controls and procedures” (as defined in Rule 15d-15(e) under the Exchange Act) are reasonably designed to ensure that (i) material information (both financial and non-financial) required to be disclosed by PQ in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and (ii) all such information is accumulated and communicated to PQ’s management as appropriate to allow timely decisions regarding disclosure and to make the certifications of the principal executive officer and principal financial officer of PQ required under the Exchange Act with respect to such reports.

(d)           No Undisclosed Material Liabilities.  None of the Company Group has any liabilities or obligations, whether known, unknown, absolute, accrued, contingent or otherwise and whether due or to become due, except for (i) liabilities and obligations disclosed or reserved against in the Company Financial Statements for the year ended December 31, 2006 or specifically disclosed in the notes thereto, (ii) liabilities and obligations that were incurred after the Balance Sheet Date in the ordinary course of business consistent with past practices, (iii) liabilities and obligations that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material

Adverse Effect on the Company Group and (iv) liabilities incurred in connection with the transactions contemplated hereby or the financings for such transactions.  Except for liabilities and assets related to the agreements set forth on Section 4.7(d) of the Disclosure Schedule, the Company has no assets or liabilities other than the shares of PQ and the Mezzanine Notes.

Section 4.8.            Absence of Certain Changes

Since the Balance Sheet Date, except as specifically contemplated by this Agreement or as set forth in Section 4.8 of the Disclosure Schedule, each member of the Company Group has conducted its business only in the ordinary course, and there has not been (i) any event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company Group or (ii) any damage, destruction or loss, whether or not covered by insurance, that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company Group.  Since the Balance Sheet Date and through the date hereof, except as set forth in Section 4.8 of the Disclosure Schedule, there has not been any action taken by any member of the Company Group that following the date hereof would be prohibited without Buyer consent by subsections (i), (ii), (iii), (iv), (v), (vi), (ix) or, solely as it relates to the subsections referenced in this clause, (xiii) of Section 6.1.

Section 4.9.            Tax Matters

(a)           Except as set forth in Section 4.9 of the Disclosure Schedule:

(i)            Each member of the Company Group has (i) timely filed, or caused to be timely filed, all material Tax Returns that it was required to file (taking into account any applicable extensions) and (ii) paid or caused to be paid all material Taxes due and payable.  All such Tax Returns were correct and complete in all material respects.  There are no material Liens for Taxes on any of the assets of any member of the Company Group other than Permitted Liens.
(ii)           No member of the Company Group has received written notice from a Governmental Authority of a material claim with respect to the Taxes of such member of the Company Group, which claim is still outstanding.  No material Taxes or Tax Return of any member of the Company Group is currently the subject of an audit, examination or other proceeding by any taxing authority and no written notice of such an audit, examination or other proceeding has been received by any such member of the Company Group.
(iii)          No member of the Company Group has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency which extension is still in effect.
(iv)          No member of the Company Group is participating or has participated in any transaction, understanding or arrangement that is the same as or substantially similar to any type of transaction that a Governmental Authority in any jurisdiction in which such member of the Company Group is subject to Tax has determined to be a “tax shelter” or “tax avoidance” transaction and identified as such by notice, regulation or other form of published guidance, including but not limited to, in the case of any Company or Company Subsidiary subject to U.S. federal income tax, a “listed transaction” as defined in Treasury Regulation Section 1.6011-4(b)(2).
(v)           No member of the Company Group is a party to or bound by (nor will any such entity become a party to or bound by) any tax-indemnity, tax-sharing, or tax-allocation agreement other than any such agreements that are solely between or among members of the Company Group or that are customary commercial contracts or other contracts not primarily related to tax matters.
(vi)          No member of the Company Group is responsible for the Taxes of any other Person (other than the Company or any Company Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.
(vii)         No member of the Company Group has distributed any corporation in a transaction intended to qualify under Code Section 355 within the past two years, nor has the Company or any Company Subsidiary been distributed in a transaction intended to qualify under Code Section 355 within the past two years.
(viii)        Each member of the Company Group has duly and timely withheld and paid over all material Taxes required to have been withheld and paid over in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party and is in compliance in all material respects with all applicable information reporting and Tax withholding requirements under all applicable laws.
(ix)           No member of the Company Group has (i) agreed to or is required to make, or would as a consequence of the transactions contemplated under this Agreement be required to make, any adjustments pursuant to Code Section 481(a) or any similar provision of state, local or foreign law, or has any application pending with any Governmental Authority requesting permission for any changes in Tax accounting methods or (ii) executed or entered into a closing agreement pursuant to Code Section 7121 or any similar provision of state, local or foreign law.  There are no requests for rulings or determinations in respect of any material Taxes or material Tax Returns pending with respect to any member of the Company Group.
(x)            No member of the Company Group was a “passive foreign investment company” within the meaning of Code Section 1297 with respect to the tax year ended December 31, 2006.
(xi)           No member of the Company Group has received notice in writing of any claim made by a Governmental Authority in a jurisdiction where such member does not file a Tax Return that such member is or may be subject to taxation by such jurisdiction.

Section 4.10.          Property

(a)           Section 4.10(a) of the Disclosure Schedule lists the street address of each parcel of real property currently owned in fee by any member of the Company Group (the “Owned Real Property”) and the current owner of each parcel of Owned Real Property.  Except as has not had and would not reasonably be expected to have a Material Adverse Effect on the Company Group or except as described in Section 4.10(a) of the Disclosure Schedule, (i) a member of the Company Group has good and marketable title in fee simple to each parcel of Owned Real Property and good title to all its personal property, in each case free and clear of all liens and encumbrances, except Permitted Liens and (ii) the Company has made available to Buyer copies of each deed for each parcel of Owned Real Property and the most recent title insurance policy and surveys relating to the Owned Real Property, in each case to the extent in the Company’s possession.

(b)           Section 4.10(b) of the Disclosure Schedule lists the street address of each parcel of real property currently leased by any member of the Company Group (the “Leased Real Property”) and the identity of the lessor, lessee and current occupant (if different from lessee) of each such parcel of Leased Real Property.  The Company has delivered to Buyer true and complete copies of the leases in effect on the date hereof relating to the material Leased Real Property.  Except as has not had and would not reasonably be expected to have a Material Adverse Effect on the Company Group or except as described in Section 4.10(b) of the Disclosure Schedule, (i) the applicable member of the Company Group has valid leasehold interest in each of the Leased Real Properties and (ii) there has not been any sublease,  assignment or similar instrument entered into by any member of the Company Group in respect of the leases relating to the Leased Real Property.

(c)           No member of the Company Group is in default in any material respect under any lease relating to material Leased Real Property or other material leased property and to the Company’s Knowledge, no lessor is in default in any material respect under any lease relating to Leased Real Property or other leased property.

Section 4.11.          Intellectual Property

(a)           Section 4.11(a)(i) of the Disclosure Schedules sets forth a true, correct, and complete list of all patents and patent applications, trademark and service mark registrations and applications, and copyright registrations and applications, in each case owned by any member of the Company Group.  Except as set forth on Section 4.11(a)(ii) of the Disclosure Schedules, a member of the Company Group is the sole owner of all of the Intellectual Property items set forth in Section 4.11(a)(i) of the Disclosure Schedules, and all such Intellectual Property is subsisting, and no member of the Company Group has received written notice of any pending or threatened Action that challenges the validity or enforceability of any such Intellectual Property.

(b)           To the Company’s Knowledge, a member of the Company Group owns, or possesses sufficient legally enforceable rights to use, all Intellectual Property used by the Company Group that is material to the operation of its business.  Except as has not had and would not reasonably be expected to have a Material Adverse Effect on the Company Group, each member of the Company Group owns the Intellectual Property listed on Section 4.11(a)(i) of the Disclosure Schedules free and clear of all Liens, other than Permitted Liens.

(c)           To the Company’s Knowledge, the conduct of the business of the Company Group as currently conducted does not materially infringe, misappropriate, dilute or otherwise violate, and has not materially infringed, misappropriated, diluted or otherwise violated, the Intellectual Property of any third party, and, no member of the Company Group has received written notice thereof.    Except as set forth on Section 4.11(c) of the Disclosure Schedules, to the Company’s Knowledge, no third party is infringing upon any Intellectual Property rights owned by any member of the Company Group.

(d)           To the Company’s Knowledge, and except with respect to Intellectual Property created for joint ventures in which a member of the Company Group participates, each Person who has contributed to or participated in the creation, conception, reduction to practice, development or otherwise of any of the Intellectual Property owned by a member of the Company Group has validly assigned all of his, her or its rights in and to such Intellectual Property to a member of the Company Group.  Each member of the Company Group (i) has taken reasonable efforts to protect the confidentiality of its Trade Secrets and (ii) has complied in all material respects with all applicable Laws and its own rules and policies relating to privacy and data protection.

Section 4.12.          Environmental Matters

This Section 4.12 shall constitute the sole representations of the Company with respect to environmental matters.  Except as set forth on Section 4.12 of the Disclosure Schedule or as would not, individually or in the aggregate, have a Material Adverse Effect on the Company Group:

(a)           within the last two (2) years, no member of the Company Group has received any written notice from any Governmental Authority or other Person, alleging that any member of the Company Group is in violation of, or has liability under, any Environmental Law, which violation or liability remains uncured or outstanding;

(b)           no member of the Company Group is subject to any outstanding consent decree, compliance order or administrative order pursuant to any Environmental Law;

(c)           there has been no Release of any Hazardous Materials by any member of the Company Group at, on or from any Owned Real Property or Leased Real Property or any formerly owned or leased property, except in compliance with Environmental Law or in quantities or locations that would not require investigation or remediation of the soil or ground water pursuant to any Environmental Law;

(d)           no Action is pending, or to the Company’s Knowledge threatened, against any member of the Company Group pursuant to any Environmental Laws; and

(e)           the Company is and, since January 1, 2005, has been, in compliance with all Environmental Laws and is in possession of and in compliance with all Permits required under Environmental Laws.

Section 4.13.          Contracts

(a)           Section 4.13(a) of the Disclosure Schedule lists all of the following contracts or agreements, whether written or oral, to which any member of the Company Group is a party and which are in effect on the date hereof or bind any assets or properties of the Company Group as of the date hereof, other than any lease agreements for Leased Real Property (which are addressed in Section 4.10):

(i)            any contract or agreement requiring a capital expenditure by any member of the Company Group in excess of $1,000,000 in any calendar year;
(ii)           any contract or agreement requiring known or liquidated expenditures or payments to or from any member of the Company Group in excess of $5,000,000 in any calendar year (the current calendar year being pro rated from the date hereof), other than those that can be terminated without material penalty by such member of the Company Group upon not more than one hundred twenty (120) days’ notice;
(iii)          any contract or agreement that restricts or limits the ability of any member of the Company Group to compete in any line of business with any Person, or within any geographic area or would so limit Buyer and its affiliates after Closing, or that contains exclusivity obligations binding on any member of the company Group or that would so bind the Buyer and its affiliates after Closing;
(iv)          any contract or agreement under which any member of the Company Group has (1) created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) Indebtedness for borrowed money, (2) granted a Lien on its assets, whether tangible or intangible, to secure such Indebtedness for borrowed money or (3) extended credit to any Person other than credit extended to customers in the ordinary course of business consistent with past practice;
(v)           any contract or agreement between or among a member or members of the Company Group, on the one hand, and any of the Sellers or their Affiliates (other than any member of the Company Group and other than contracts set forth on Section 4.16 of the Disclosure Schedule), on the other hand; and
(vi)          any contract or agreement between any member of the Company Group and any other Person establishing any joint venture, strategic alliance or other collaboration or similar arrangement that is material to the business of the Company Group involving a sharing of profits, losses, costs or liabilities with any other Person;
(vii)         any contract, agreement or series of related contracts or agreements, including any option agreement, obligating any member of the Company Group to acquire or dispose of any business, a material amount of stock or assets of any other Person or any material real property (whether by merger, sale of stock, sale of assets or otherwise); and
(viii)        any contract or agreement relating to any interest rate, derivatives or hedging transaction.

All contracts and agreements required to be set forth in Section 4.13 of the Disclosure Schedule are referred to herein as “Material Contracts.”

(b)           Except as set forth in Section 4.13(b) of the Disclosure Schedule, (i) subject to the Remedies Exception, each Material Contract is in full force and effect and is the legal, valid and binding obligation of the member of the Company Group that is a party to such Material Contract and, to the Company’s Knowledge, the other parties thereto (the “Other Parties”) and (ii) no member of the Company Group or, to the Company’s Knowledge, any of the Other Parties to any Material Contract is or is alleged to be in breach, violation or default under any Material Contract and, to the Company’s Knowledge, no event has occurred which with or without notice or lapse of time or both would constitute a breach, violation or default by any such party, or permit termination, modification or acceleration by the Other Parties, under such Material Contract, except (A) for breaches, violations or defaults which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company Group and (B) that, in order to avoid a default, violation or breach under any Material Contract, the Consent of the Other Parties set forth in Section 4.3 of the Disclosure Schedule may be required in connection with the transactions contemplated hereby.  No member of the Company Group has given or received any notice of any intention to terminate any Material Contract.

Section 4.14.          Insurance

Except as set forth in Section 4.14 of the Disclosure Schedule, (a) no member of the Company Group has received any notice from any insurer under any insurance policy applicable to such member disclaiming coverage, reserving rights with respect to a particular claim or such policy in general or canceling or materially amending any such policy, (b) there is no claim, suit or other matter currently pending in respect of which a member of the Company Group has received such a notice and (c) the insurance policies applicable to the Company Group or extensions or renewals thereof will be outstanding and duly in full force without interruption until the Closing Date.  To the Company’s Knowledge, all premiums payable under such policies have been timely paid, and the Company Group has otherwise complied in all material respects with the terms and conditions of such policies.

Section 4.15.          Litigation

Except as set forth in Section 4.15 of the Disclosure Schedule, (i) since June 30, 2005, there have been no material investigations by any Governmental Authority of which any member of the Company Group has been the subject, (ii) there are no Actions pending or, to the Company’s Knowledge, threatened by or before any Governmental Authority or by any Person by or against any member of the Company Group which, if determined adversely to the Company Group would reasonably be expected to have a Material Adverse Effect on the Company Group and (iii) there are no outstanding settlement agreements, injunctions, judgments, orders, decrees or rulings to which any member of the Company Group is a party or by which it is bound, by or with any Governmental Authority that, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect on the Company Group.

Section 4.16.          Employee Matters

(a)         Section 4.16(a) of the Disclosure Schedule contains a complete and accurate list of all material “employee benefit plans,” within the meaning of Section 3(3) of ERISA, maintained or contributed to by any member of the Company Group as of the date hereof, and all material bonus, incentive or deferred compensation, pension, retirement, profit-sharing, savings, stock option or other equity-based arrangements, severance, retention, change in control, employment and fringe benefit programs, agreements, policies and arrangements maintained or contributed to by any member of the Company Group or with respect to which any member of the Company Group has any Liability (collectively, the “Company Plans”).

(b)         To the Company’s Knowledge, each Company Plan has been operated and administered in accordance with its terms and with applicable Law, including ERISA and the Code and all contributions and premiums required to have been paid by the Company Group with respect to each Company Plan have been paid within the time period prescribed, except for such exceptions that would not, individually or in the aggregate, have a Material Adverse Effect on the Company Group.

(c)         There is no pending or, to the Company’s Knowledge, threatened legal Action relating to the Company Plans (other than routine claims for benefits) that would, individually or in the aggregate, have a Material Adverse Effect on the Company Group.

(d)         Except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company Group, (i) no Company Plan (other than a Multiemployer Plan as defined below) or any trust established thereunder that is subject to Section 302 of ERISA and Section 412 of the Code or any comparable provision of non-U.S. Law has any “accumulated funding deficiency” (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of such Company Plan ended prior to the date of this Agreement  and (ii) no Company Plan or member of the Company Group has, as of the date of this Agreement, any currently due, unpaid Liability under Title IV of ERISA or any unpaid withdrawal liability with respect to any Company Plan that is a “multiemployer plan” as defined in Section 3(37) of ERISA (a “Multiemployer Plan”)  to which the Company or a member of the Company Group has contributed or has been obligated to contribute.

(e)         With respect to each Company Plan, true and complete copies of the following documents have been provided or made available to Buyer and Merger Sub, to the extent applicable: (i) the most recent plan documents and all amendments thereto (or, with respect to oral Company Plans, a written description thereof); (ii) the most recent trust instruments and insurance contracts; (iii) the most recent Form 5500 filed with the Internal Revenue Service or any similar reports filed with governmental authorities in any non-U.S. jurisdiction having authority over any Company Plan and all schedules thereto; (iv) the most recent summary plan description; and (v) the most recent determination or opinion letter issued by the Internal Revenue Service or similar approval under non-U.S. law.

(f)          Each Company Plan that is intended to be qualified under Section 401(a) of the Code either is a prototype plan with respect to which the IRS has issued an Opinion Letter approving the form of such plan, or has received a determination letter from the IRS that it is so qualified, and, to the Knowledge of the Company, no fact or event has occurred since the date of such Opinion Letter or determination letter that could reasonably be expected to adversely affect the qualified status of any such Company Plan except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company Group.

(g)         Except as set forth in Section 4.16(g) of the Disclosure Schedule, neither the Company nor any member of the Company Group has any material liability with respect to any active Company Group Employee in respect of post-retirement health, medical or life insurance benefits except as required by applicable Law.

(h)         Except as set forth in Section 4.16(h) of the Disclosure Schedule, the execution, delivery, and performance of this Agreement by the Company and the consummation of the transactions contemplated by this Agreement will not (alone or in combination with any other event) result in an increase in the amount of compensation or benefits or the acceleration of the vesting or timing of payment of any compensation or benefits payable to or in respect of any current or former employee, officer, director or independent contractor of the Company or any member of the Company Group or any increased or accelerated funding obligation with respect to any Company Plan.

(i)          Each “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) of the Company has been operated since January 1, 2005 in good faith compliance with Section 409A of the Code, the proposed and final regulations thereunder, IRS Notice 2005-1, Notice 2005-91, Notice 2006-33, Notice 2006-79 and Notice 2006-100, except as would not be material to the Company Group.

Section 4.17.          Labor Matters

Except as set forth on Section 4.17 of the Disclosure Schedule, no member of the Company Group is a party to or is otherwise bound by any collective bargaining or labor agreement and there are no labor unions, workers councils or other organizations or groups representing, or, to the Knowledge of the Company, purporting to represent or attempting to represent any employees employed by any member of the Company Group and, to the Knowledge of the Company, there is no union organizing effort threatened or pending against any member of the Company Group.  True and complete copies of each collective bargaining and labor agreement set forth on Section 4.17 of the Disclosure Schedule have been made available to Buyer.  Since February 14, 2005, there has not occurred or, to the Knowledge of the Company, been threatened any material strike, slowdown, picketing, work stoppage, concerted refusal to work overtime or other similar labor activity with respect to any employees of any member of the Company Group.  Except for such matters that would not have, individually or in the aggregate, a Material Adverse Effect on any member of the Company Group, (a) each member of the Company Group is in compliance with all applicable Laws respecting (i) employment and employment practices, (ii) terms and conditions of employment and wages and hours and (iii) unfair labor practices and (b) no member of the Company Group has any liabilities under the Worker Adjustment and Retraining Act of 1998 (the “WARN Act”).

Section 4.18.          Legal Compliance

Except with respect to filings made pursuant to securities laws (which are addressed exclusively in Section 4.7), Tax matters (which are addressed exclusively in Section 4.9), Intellectual Property matters (which are addressed exclusively in Section 4.11), environmental matters (which are addressed exclusively in Section 4.12) and employee matters (which are addressed exclusively in Section 4.16 and Section 4.17), no member of the Company Group is (or was at any time since June 30, 2005) in material violation of any Law applicable to its business or operations.

Section 4.19.          Brokers’ Fees

Except as set forth in Section 4.19 of the Disclosure Schedule, the fees and expenses under which arrangements are included as Seller Allocable Expenses, no member of the Company Group has entered into any contract or other arrangement or understanding (written or oral, express or implied) with any Person which may result in the obligation of Buyer, Merger Sub or any of their respective Affiliates or the Company to pay any fees or commissions to any broker or finder as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement.

Section 4.20.          Permits

Except as set forth in Section 4.20 of the Disclosure Schedule, the Company Group has (and has had at all times since June 30, 2005) all Permits required to conduct its businesses as currently conducted and operated, except for such Permits which the failure to have or obtain, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company Group.  Each such Permit is in full force and effect and the applicable member of the Company Group is in compliance with all its obligations with respect thereto, except for such failure to be in full force and effect or non-compliance as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company Group.  To the Company’s Knowledge, there are no Actions pending or threatened which might reasonably be expected to result in the suspension, revocation or termination of any material Permit of the Company Group or any fine, penalty or payment thereunder.

Section 4.21.          Required Vote

The affirmative vote of the holders of a majority of the Class B Common Stock, in accordance with the terms and conditions of the Stockholders Agreement, is the only vote or action of holders of securities of the Company which is required to approve this Agreement and the Merger (the “Company Stockholder Approval”) and, except for such Company Stockholder Approval and the items set forth on Sections 4.3 and 4.6 of the Disclosure Schedule, no consent or approval of any Person is required to be obtained by the Company for the execution, delivery or performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby.  Pursuant to the Stockholders Agreement, all of the holders of Shares are required (i) to vote their Shares only as directed by the JPMP Representative (as defined in the Stockholders Agreement) and (ii) to waive any dissenters’ rights, appraisal rights or similar rights in connection with an Exit Sale (as defined in the Stockholders Agreement).

Section 4.22.          Foreign Corrupt Practices and International Trade Sanctions

None of the Company Group, nor any of their respective directors, officers, agents, employees or any other Persons acting on behalf of a member of the Company Group has, in connection with the operation of their respective businesses, (i) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials, candidates or members of political parties or organizations, or established or maintained any unlawful or unrecorded funds in violation of Section 104 of the Foreign Corrupt Practices Act of 1977, or any other similar applicable Law, (ii) paid, accepted or received any unlawful contributions, payments, expenditures or gifts, or (iii) violated or operated in noncompliance with any export restrictions, anti-boycott regulations, embargo regulations or other applicable domestic or foreign Laws, in each case, except as, individually or in the aggregate, has not had and would not reasonably expected to have a Material Adverse Effect on the Company Group.

Section 4.23.          No Additional Representations and Warranties

Except for the Company’s representations and warranties provided in this Article IV, none of the Company or the Sellers or any of their respective Affiliates, or any of their respective directors, officers, employees, stockholders, partners, members or Representatives has made, or is making, any representation or warranty whatsoever to Buyer or any of its Affiliates with respect to the Company Group.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES REGARDING BUYER AND MERGER SUB

Buyer and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 5.1.            Organization

Each of Buyer and Merger Sub is duly organized, validly existing and in good standing under the laws of Delaware.  Each of Buyer and Merger Sub has all requisite power and authority to carry on its business as it is currently conducted and to own, lease and operate its properties where such properties are now owned, leased or operated.  Each of Buyer and Merger Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or license necessary, except where the failure to be so duly qualified or licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on Buyer and Merger Sub.

Section 5.2.            Authorization

Each of Buyer and Merger Sub has all requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or will be party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by Buyer and Merger Sub of this Agreement and the other Transaction Documents to which Buyer and/or Merger Sub is or will be a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of Buyer and Merger Sub.  This Agreement has been duly executed and delivered by Buyer and Merger Sub and, assuming this Agreement constitutes a legal, valid and binding obligation of the Company, constitutes a legal, valid and binding obligation of each of Buyer and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Remedies Exception.

Section 5.3.            Noncontravention

Neither the execution and delivery of this Agreement by Buyer and Merger Sub, nor the consummation by Buyer and Merger Sub of the transactions contemplated hereby, will (a) conflict with, violate or breach (or result in conflict with, violation or breach of) any provision of the organizational documents of Buyer or Merger Sub, (b) to the Buyer’s Knowledge, violate or result in a breach of any material agreement, contract, lease, license, instrument or other arrangement to which Buyer, Merger Sub or any of their Affiliates is a party or by which any of their respective properties are bound, or (c) subject to the Consents of Governmental Authorities described in Section 5.4, violate any Law to which Buyer, Merger Sub or any of their Subsidiaries is subject, except, in the case of clauses (b) and (c), for such violations or breaches which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Buyer or Merger Sub.

Section 5.4.            Government Authorizations

Except for (i) compliance with the HSR Act and the regulations thereunder and any other U.S. or foreign antitrust or merger notification or control Laws, (ii) compliance with any applicable requirements of the Securities Act and any other applicable securities Laws and (iii) as set forth in Section 5.4 of the Disclosure Schedule, no Consent of, with or to any Governmental Authority is required to be obtained or made by or with respect to Buyer, Merger Sub or any of their Affiliates in connection with the execution and delivery of this Agreement and the other Transaction Documents to which Buyer, Merger Sub or any of their Affiliates is party or the consummation by Buyer and Merger Sub of the transactions contemplated hereby and thereby.

Section 5.5.            Financial Capacity

At or prior to the Closing, Buyer will have, pursuant to the Commitment Letters and/or any Substitute Financing, sufficient cash, available lines of credit or other sources of immediately available funds to pay in cash the Merger Consideration in accordance with the terms of Article III and any other amounts to be paid by it hereunder.  Attached hereto as Exhibit B are true, correct and complete signed counterpart(s) of (i) the commitment letter(s), dated as of the date hereof, providing for debt financing in respect of the transactions contemplated by this Agreement (the “Debt Commitment Letters”) and (ii) the commitment letter(s), dated as of the date hereof, pursuant to which Affiliates of Buyer have agreed with Buyer to make an equity investment in Buyer (the “Equity Commitment Letters” and together with the Debt Commitment Letters, the “Commitment Letters”), which debt financing contemplated by the Debt Commitment Letters, when taken together with the amount of equity capital to be provided pursuant to the Equity Commitment Letters, will be sufficient to pay the Merger Consideration, all other amounts to be paid by Buyer hereunder and all expenses of Buyer incurred in connection with the consummation of the transactions contemplated hereby.  As of the date hereof, the Commitment Letters, in the form so delivered, are valid and binding obligations of Buyer or Merger Sub and, to the Knowledge of Buyer, the other parties thereto and (assuming that such Commitment Letters constitute such obligations of such other parties) are in full force and effect and are not subject to any contingencies or conditions that are not set forth in the copies of the Commitment Letters attached hereto as Exhibit B, except for the payment of customary fees.  Other than the Commitment Letters, Buyer has not entered into any agreement pursuant to which any Person (other than the Parties thereto) has the right to modify or amend the terms of the Commitment Letters.  To Buyer’s Knowledge, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach under any term or condition of the Commitment Letters, or would result in a party thereto being unable to satisfy on a timely basis any term or condition of closing to be satisfied pursuant to the Commitment Letters.  Buyer or an Affiliate thereof on its behalf has fully paid any and all commitment or other fees required by the Debt Commitment Letters to be paid by the date hereof.

Section 5.6.            Litigation

(i) There are no material investigations by any Governmental Authority of which Buyer, Merger Sub or any of their Affiliates has been the subject, (ii) there are no Actions pending or, to the Buyer’s Knowledge, threatened by or before any Governmental Authority or by any Person by or against Buyer, Merger Sub or any of their Affiliates which, if determined adversely to Buyer or Merger Sub would reasonably be expected to result in a Liability for Buyer or Merger Sub that would reasonably be expected to have a Material Adverse Effect on Buyer and Merger Sub and (iii) there are no outstanding settlement agreements, injunctions, judgments, orders, decrees or rulings to which Buyer, Merger Sub or any of their Affiliates is a party or by which Buyer, Merger Sub or any of their Affiliates is bound by, or with any Governmental Authority that, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect on Buyer and Merger Sub.

Section 5.7.            Brokers’ Fees

None of Buyer, Merger Sub or any of their Affiliates has any contract or other arrangement or understanding (written or oral, express or implied) with any Person which may result in the obligation of the Company or its members or any of their Affiliates to pay any fees or commissions to any broker or finder as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement.

ARTICLE VI.

COVENANTS

Section 6.1.            Conduct of the Company

The Company covenants and agrees that, except (a) as otherwise specifically contemplated by this Agreement (including as described in Section 6.1 of the Disclosure Schedule) and the other Transaction Documents, or (b) as otherwise approved in writing by Buyer or Merger Sub (which approval shall not be unreasonably withheld or delayed), during the period commencing on the date hereof and ending on the Closing Date, the Company will, and will cause each other member of the Company Group to, conduct its business in all material respects in the ordinary course and to use its commercially reasonable efforts to maintain and preserve intact the business of the Company Group, including business relationships and retention of the services of, and good relations with, its key employees and key officers (it being understood that such efforts will not include any requirement or obligation to pay any consideration not otherwise required to be paid by the terms of an existing agreement (and not generally being paid in the ordinary course) or offer or grant any financial accommodation or other benefit not otherwise required to be made by the terms of an existing agreement (and not generally being paid in the ordinary course)).  Until the Closing, except (a) as otherwise specifically contemplated by this Agreement (including as described in Section 6.1 of the Disclosure Schedule) and the other Transaction Documents, (b) as required by applicable Law or (c) as otherwise approved in writing by Buyer or Merger Sub (which approval shall not be unreasonably withheld or delayed), the Company will not take, and will cause each other member of the Company Group not to take, and, in the case of any Unconsolidated Subsidiary, will not approve or consent to the taking of, any of the following actions:

(i)            (A) amend or waive any provision of any organizational documents of a member of the Company Group, (B) in the case of the Company, enter into any agreement with any stockholder in such Person’s capacity as stockholder, or (C) authorize for issuance, issue, grant, sell, deliver, dispose of, pledge or otherwise encumber any shares of its capital stock or securities or other equity interests of any member of the Company Group or issue any Rights to subscribe for or acquire any shares of capital stock or securities or other equity interests of any member of the Company Group (other than any of such issuances between the Company and its wholly-owned Subsidiaries or between such wholly-owned Subsidiaries (including after giving effect to such transaction));
(ii)           declare, set aside or pay any dividend or distribution or other capital return or directly or indirectly redeem, purchase or otherwise acquire or encumber, any capital stock or other equity interests of any member of the Company Group, or take any of the foregoing actions with respect to any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of such capital stock or interests, other than (x) the accrual of Unreturned Capital pursuant to the Second Amended and Restated Certificate of Incorporation of the Company and (y) dividends and other distributions declared by the Company’s Subsidiaries and (z) dividends and other distributions declared by Zeolyst International in the ordinary course of business consistent with past practice;
(iii)          sell, transfer, license or otherwise dispose of or encumber any material properties or assets pertaining to the business of the Company Group, other than in the ordinary course of business consistent with past practice;
(iv)          except as required by GAAP, change any accounting methods, principles or practices;
(v)           make any material change in any method of Tax accounting or make any material change in any Tax election (except, in each case, in the ordinary course of business and consistent with past practice); or settle or compromise any material Tax liability or claim for Tax refund or enter into any closing agreement relating to Taxes;
(vi)          except in the ordinary course of business consistent with past practice with respect to trade accounts payable and short-term working capital financing, incur, or permit any member of the Company Group to (x) create, incur or assume any Indebtedness or (y) assume, guarantee, endorse or otherwise become liable for any material obligation of any Person;
(vii)         enter into, assume, amend or terminate any Material Contract or any agreement that would have been a Material Contract had it been entered into prior to the date hereof, other than such contracts or agreements (other than Material Contracts described in clause (vii) of Section 4.13(a)) entered into in the ordinary course of business consistent with past practice and providing for payments over the term of such agreements of no more than $2,500,000 with respect to any single agreement;
(viii)        fail to make capital expenditures on a monthly basis in the amounts set forth in Section 6.1 of the Disclosure Schedule by cumulative amounts during the period commencing on the date hereof to (a) June 30, 2007 of more than $3,000,000; (b) July 31, 2007 of more than $3,000,000; (c) August 31, 2007 of more than $5,000,000; or (d) September 30, 2007 of more than $5,000,000;
(ix)           make any material payments to, or discount in favor of or provide any other consideration to, any customer, supplier, distributor or agent, other than in the ordinary course of business consistent with past practice;
(x)            waive, release, cancel, assign, settle or compromise any Action, claim or right, other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages not in excess of $1,000,000 in the aggregate (excluding amounts to be paid under existing insurance policies) or otherwise pay, discharge or satisfy any claims, liabilities or obligations in excess of such amount, in each case, other than in the ordinary course consistent with past practice;
(xi)           fail to pay or satisfy when due any material liability of any member of the Company Group (other than any such liability that is being contested in good faith);
(xii)          (a) except in accordance with the Company Plans, grant any severance or termination pay to (or amend any existing arrangement with) any current or former director, officer or, except in the ordinary course of business consistent with past practice, employee of any member of the Company Group, (b) enter into an employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any current or former director, officer or employee of any member of the Company Group except as may be reasonably necessary to comply with the requirements of Code Section 409A, (c) establish, adopt or amend (except as required by applicable law) any Company Plan or collective bargaining agreement or (d) increase compensation, bonus, pension, severance, retention, insurance or other benefits payable (including equity awards) to any current or former director or officer of any member of the

Company Group other than in the ordinary course of business consistent with past practice or as required by contract or applicable Law; and
(xiii)         agree or commit or resolve, whether in writing or otherwise, to do any of the foregoing.

Section 6.2.            Access to Information; Confidentiality

(a)           Prior to the Closing Date, or, if earlier, the date this Agreement is terminated pursuant to Section 10.1, the Company shall, and shall cause each other member of the Company Group to, permit Buyer and its authorized agents or Representatives to have reasonable access to the properties, books and records (including customary management reports and financial information) of the Company Group, and its personnel and Representatives during normal business hours to review information and documentation relative to the properties, books, contracts, commitments and other records of the Company Group as Buyer may reasonably request; provided, that such investigation shall only be upon reasonable notice and shall not unreasonably interfere with personnel and operations of the business of the Company or the Company Group and reasonable out-of-pocket expenses of the Company Group shall be borne by Buyer; provided, further, that neither Buyer, nor any of its Affiliates or their respective Representatives, shall conduct any environmental site assessment or, unless required by Law, contact any Governmental Authority with respect to any member of the Company Group.  All requests for access to the offices, properties, books and records of the Company Group shall be made to the Seller Representative or such Representatives of the Company as the Seller Representative shall designate, who shall be solely responsible for coordinating all such requests and promptly arranging all access permitted hereunder.  It is further agreed that neither Buyer nor any of its Affiliates or their respective Representatives shall contact any of the employees, customers, suppliers, parties that have business relationships with or are joint venture partners of any member of the Company Group or any of their respective Affiliates with respect to any member of the Company Group or otherwise in connection with the transactions contemplated hereby, whether in person or by telephone, mail (electronic or otherwise) or other means of communication, without the specific prior authorization of the Seller Representative.  Any access to the offices, properties, books and records of the Company Group shall be subject to the following additional limitations: (i) such access shall not violate any Law or agreement to which the Sellers, their Affiliates or any member of the Company Group is a party or otherwise expose the Sellers, their Affiliates or any member of the Company Group to a material risk of Liability; (ii) Buyer shall give the Seller Representative notice of at least one (1) Business Day before conducting any inspections or communicating with any third party relating to any member of the Company Group or any property of the Company Group, and the Seller Representative or a Representative of the Company Group designated by the Seller Representative shall have the right to be present when Buyer, any of its Affiliates or their respective Representatives conducts such investigations; (iii) none of Buyer, its Affiliates or any of their respective Representatives shall damage the property of the Company Group or any portion thereof; and (iv) Buyer, its Affiliates and their respective Representatives shall: (A) use its reasonable best efforts to perform all on-site due diligence reviews and all communications with any Person on an expeditious and efficient basis; and (B) indemnify, defend and hold harmless the Sellers, members of the Company Group and each of their respective employees, directors, managers, officers, agents and

Representatives from and against all Damages resulting from the activities of Buyer, its Affiliates or their respective Representatives under this paragraph.  The foregoing indemnification obligation shall survive the Closing or termination of this Agreement.

(b)           Buyer, Merger Sub and their respective Affiliates and Representatives will hold in confidence all confidential information obtained from any Seller, the Company Group or their respective Affiliates, officers, agents, Representatives or employees, whether or not relating to the business of the Company Group, in accordance with the provisions of the Confidentiality Agreement which, notwithstanding anything contained therein, shall remain in full force and effect following the execution of this Agreement and shall survive any termination of this Agreement in accordance with its terms.

Section 6.3.            Efforts

Subject to the terms and conditions of this Agreement and applicable Law, each of the Parties hereto shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations or otherwise to consummate and make effective the transactions contemplated by this Agreement as soon as practicable, including such actions or things as any other Party hereto may reasonably request in order to cause any of the conditions to such other Party’s obligation to consummate such transactions specified in Article VII to be fully satisfied.

Section 6.4.            Approvals

Without limiting the generality of Section 6.3:

(a)           Each of the Parties shall use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done (and shall cause their respective directors, officers and Subsidiaries, and use best efforts to cause their respective Affiliates to take, or cause to be taken, all actions, and to do, or cause to be done), and to assist and cooperate with the Parties in doing, all things necessary, proper or advisable under applicable Laws and regulations or otherwise to consummate and make effective, in the most expeditious manner practicable, the transactions provided for in this Agreement by: (i) preparing and filing as soon as practicable (but in no event later than 10 Business Days after the date of this Agreement) all forms, registrations and notices required to be filed to consummate the transactions contemplated by this Agreement and the taking of such actions as are necessary to obtain any requisite approvals, consents, orders, exemptions or waivers by, or to avoid an action or proceeding by, any third Party or Governmental Authority, including filings pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), with the United States Federal Trade Commission (“FTC”) and the Antitrust Division of the United States Department of Justice (“Antitrust Division”) and filings pursuant to Council Regulation (EC) No. 139/2004, as amended (“ECMR”), with the European Commission (“EC”) (and the preparation and filing, as soon as practicable, of any form or report required by any other Governmental Authority, relating to antitrust, competition, trade or other regulatory matters) (collectively, “Governmental Approvals”); (ii) causing the satisfaction of all conditions set forth in Section 7.1 (including the prompt termination of any waiting period under the HSR Act (including any extension of the initial thirty (30) day waiting period thereunder)); (iii) defending all lawsuits or other legal, regulatory or other proceedings to which it is a Party challenging or affecting this Agreement or the consummation of the transactions contemplated by this Agreement, in each case until the issuance of a final, non-appealable order; and (iv) seeking to have lifted or rescinded any injunction or restraining order or other order (an “Injunction”) which would reasonably be expected to adversely affect the ability of the Parties to consummate the transactions contemplated by this Agreement, in each case until the issuance of a final, non-appealable order.

(b)           Without limiting the foregoing, Buyer and Merger Sub shall propose, negotiate, offer to commit and effect (and if such offer is accepted, commit to and effect), by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of such assets or businesses of Buyer or Merger Sub or, effective as of the Effective Time, the Surviving Company, or their respective Subsidiaries or otherwise offer to take or offer to commit to take any action which it is capable of taking and if the offer is accepted, take or commit to take such action that limits its freedom of action, ownership or control with respect to, or its ability to retain or hold, any of the businesses, assets, properties or services of Buyer, Merger Sub, the Surviving Company or their respective Subsidiaries, in order to avoid the entry of, or to effect the dissolution of, any Injunction in any suit or proceeding which otherwise would reasonably be expected to adversely affect the ability of the Parties to consummate the transactions contemplated by this Agreement in an expeditious manner.

(c)           At the request of Buyer or Merger Sub, the Company shall agree to divest, hold separate or otherwise take or commit to take any action that limits its freedom of action, ownership or control with respect to, or its ability to retain or hold, any of the businesses, assets, properties or services of the Company or any of its Subsidiaries; provided, that any such action may be conditioned upon the consummation of the Merger and the transactions contemplated by this Agreement.

(d)           Each Party shall furnish all information required to be included in any application or other filing to be made pursuant to the rules and regulations of any Governmental Authority in connection with the transactions provided for in this Agreement.  Buyer and the Company shall have the right to review in advance, and to the extent reasonably practicable each will consult the other on, all the information relating to the other and each of their respective Subsidiaries and Affiliates that appears in any filing made with, or written materials submitted to, any third party or any Governmental Authority in connection with the Merger.

(e)           Each Party shall (i) subject to Section 6.4(f) below, respond as promptly as reasonably practicable under the circumstances to any inquiries received from the FTC or the Antitrust Division and to all inquiries and requests received from any State Attorney General, the EC or other Governmental Authority in connection with Governmental Approvals and antitrust matters and (ii) not extend any waiting period under the HSR Act or ECMR or enter into any agreement with the FTC, the Antitrust Division or the EC not to consummate the Merger and the transactions contemplated by this Agreement, except with the prior written consent of the other Parties hereto, which consent shall not be unreasonably withheld or delayed.

(f)            In connection with and without limiting the foregoing, each Party shall, subject to applicable Law and except as prohibited by any applicable Representative of any applicable Governmental Authority:

(i)            promptly notify the other Party of any written communication to that Party from the FTC, the Antitrust Division, any State Attorney General, the EC or any other Governmental Authority, including regulatory authorities, and permit the other Party to review in advance (and to consider any comments made by the other Party in relation to) any proposed written communication to any of the foregoing;
(ii)           not agree to participate or participate in any substantive meeting or discussion with any Governmental Authority in respect of any filings, investigation or inquiry concerning this Agreement or the Merger unless it consults with the other Party in advance and, to the extent permitted by such Governmental Authority, gives the other Party the opportunity to attend and participate thereat; and
(iii)          furnish the other Party (through outside counsel) with copies of all correspondence, filings, and written communications (and memoranda setting forth the substance thereof) between them and its Affiliates and their respective Representatives on the one hand, and any Governmental Authority, including regulatory authority, or members or their respective staffs on the other hand, with respect to this Agreement and the Merger.

(g)           Subject to the terms and conditions herein provided, each of the Company, Buyer and Merger Sub shall not, and shall cause their Affiliates not to, acquire businesses or assets or enter into any agreement to acquire any businesses or assets if such action would reasonably be expected to materially delay, hinder or prohibit consummation of the Merger or the transactions contemplated by this Agreement.

Section 6.5.            Public Announcements

Except to the extent otherwise required by applicable Law (and then only after consultation with the other Parties to the extent reasonably practicable), none of the Parties will issue any press release or make any other public announcements concerning the transactions contemplated hereby or the contents of this Agreement or the Transaction Documents without the prior written consent of the other Parties.

Section 6.6.            Notification of Certain Matters

Between the date hereof and the Closing Date, each Party will give prompt written or electronic notice to the other Parties after it becomes aware of: (a) the occurrence or non-occurrence of any event which will result, or has a reasonable prospect of resulting, in the failure of any condition, covenant or agreement contained in this Agreement to be complied with or satisfied, (b) any failure of a Party to comply with or satisfy any condition, covenant or agreement to be complied with or satisfied by it hereunder and (c) except for such Consents the necessity of which to obtain, file or give has been disclosed herein or in the Schedules hereto, any notice or other communication from any third party alleging that the Consent of such third party is or may be required in connection with the transactions contemplated by this Agreement or that such transactions otherwise may violate the rights of or confer remedies upon such third party and (d) a copy of each material report, schedule, registration statement and other document filed, furnished or received by it during such period pursuant to the requirements of the federal or state securities laws (other than routine reports, schedules, registration statements and documents).

Section 6.7.            Director and Officer Indemnification

For six (6) years from and after the Closing Date, to the fullest extent permitted by applicable Law, Buyer shall, and Buyer shall cause the Surviving Company and the Surviving Company’s Subsidiaries (collectively, the “Surviving Company Group”) to, indemnify and hold harmless the officers, managers and directors of any member of the Surviving Company Group who held any such position at any time on or prior to the Closing (collectively, “Indemnified Officers”) in respect of acts or omission occurring prior to the Closing, and Buyer shall cause the applicable member of the Surviving Company Group to maintain for six (6) years from and after the Closing indemnification provisions in its organizational documents that are no less favorable to the Indemnified Officers than those in effect with respect to such member of the Company Group immediately prior to the Closing.  Without limiting the foregoing and in connection therewith, the applicable member of the Surviving Company Group shall, and Buyer shall cause such member of the Surviving Company Group to, periodically advance or reimburse each Indemnified Officer for all reasonable fees and expenses (including attorney’s fees) as such fees and expenses are incurred; provided, that such Indemnified Officer shall agree to repay the amount of such reimbursement if it shall be judicially determined by judgment or order not subject to further appeal that such Indemnified Officer is not entitled to indemnification in connection with such matter.  Buyer shall cause to be obtained and maintained in effect, for a period of six (6) years after the Closing, policies of directors’ and officers’ liability insurance protecting the Indemnified Officers with coverage and containing terms and conditions (including with respect to deductible, amount and payment of attorneys’ fees) that are no less favorable than those in existing policies, provided that after the Effective Time, Buyer shall not be required to pay with respect to such insurance policies in respect of any one policy year annual premiums in excess of 300% of the last annual premium paid by the Company prior to the date hereof in respect of the coverage required to be obtained pursuant hereto, but in such case shall purchase as much coverage as reasonably practicable for such amount; and further provided that if the Surviving Company purchases a “tail policy” and the same coverage costs more than 500% of such last annual premium, the Surviving Company shall purchase the maximum amount of coverage that can be obtained for 500% of such last annual premium.  Prior to the Closing, the Company shall have the right, but not the obligation, to acquire a six (6) year tail policy for the persons currently covered by the Company’s directors’ and officers’ liability insurance policy, provided that such policy shall be fully paid prior to the Closing and shall be non-cancelable.  Notwithstanding any other provision of this Agreement to the contrary, each of the Parties agrees that from and after the Closing Date each Indemnified Officer shall be a third party beneficiary under this Agreement for purposes of enforcing this Section 6.7.

Section 6.8.            Employee Benefit Arrangements

(a)             From and after the Closing Date, Buyer shall cause the Surviving Company Group to, honor all Company Plans in respect of each of the employees (including those employees who are full-time, part-time, temporary, on vacation or on a medical or disability or any other paid or unpaid approved leave of absence) of any member of the Company Group (in each case, as determined as of the Closing Date) and the directors of any member of the Company Group (collectively, the “Company Group Employees”) and compensation arrangements and agreements between a member of the Company Group and any such Company Group Employee, as in effect immediately prior to the Closing Date, for as long as such plan, agreement or other arrangement is in effect.

(b)             For a period of not less than one (1) year following the Closing Date, Buyer shall cause the Surviving Company Group to, provide each Company Group Employee who continues employment with a member of the Surviving Company Group or any of its Affiliates with compensation and benefits (including with respect to severance) that are substantially comparable in the aggregate to the compensation and benefits provided to such Company Group Employee immediately prior to the Closing Date in accordance with their terms, excluding for all purposes any equity-based plan, program or arrangement.

(c)             Notwithstanding the foregoing, no provision of this Section 6.8, whether express or implied, shall, (i) constitute or create an employment agreement with any Company Group Employee, (ii) be treated as an amendment or other modification of any Company Plan or other existing benefit plan or arrangement, or (iii) limit the right of the Buyer or any member of the Company Group or Surviving Company Group to amend, terminate or otherwise modify, or to cause the Surviving Company Group to amend, terminate or otherwise modify, any Company Plan or other existing benefit plan or arrangement following the Closing Date.  Nothing in this Section 6.8 shall create any third party beneficiary rights in any current or former Company Group Employee or any beneficiary or dependent thereof.

(d)           The Company, the Sellers and Buyer acknowledge and agree that all provisions contained in this Section 6.8 with respect to Company Group Employees are included for the sole benefit of the Company, the Sellers and Buyer, and that nothing in this Section 6.8, whether express or implied, shall create any third party beneficiary or other rights (i) in any other Person, including, without limitation, any Company Group Employees, former Company Group Employees, any participant in any existing benefit plan or arrangement, or any dependent or beneficiary thereof, or (ii) to continued employment with the Company, Buyer or any of their respective Affiliates.

Section 6.9.            Post-Closing Access; Preservation of Records

From and after the Closing, Buyer will make or cause to be made available (with reasonable advance notice to the Company) to the Seller Representative (on behalf of a Seller) all books, records and documents of the Company Group prior to the Closing not subject to any confidentiality, contractual or other restrictions by which the Company is bound that the Company reasonably believes prevents or limits disclosure or access (and the reasonable assistance of employees responsible for such books, records and documents) during regular business hours as may be reasonably necessary for (a) investigating, settling, preparing for the defense or prosecution of or defending or prosecuting any Action against such Seller brought by a person, and provided that the Company Group is not reasonably likely to suffer a material detriment to any right or privilege as a result of such access or (b) preparing reports to equity holders and Governmental Authorities, for a period of two years following the Closing provided, however, that in granting any such access, the Buyer and the Company Group shall be subject to the same obligations, restrictions and rights as set forth in respect of the Sellers and the Company Group prior to Closing in Section 6.2, and in accepting such access the Seller Representative shall be subject to the same obligations, restrictions and rights as set forth in respect of Buyer and Merger Sub prior to Closing in Section 6.2.

Section 6.10.          Further Assurances

Each Party agrees that from time to time after the Closing Date, it will execute and deliver or cause its respective Affiliates to execute and deliver such further instruments, and take (or cause their respective Affiliates to take) such other action, as may be reasonably necessary to carry out the purposes and intents of this Agreement and the other Transaction Documents.

Section 6.11.          No Solicitation

Following the execution and delivery of this Agreement, and until the Closing Date, neither the Company nor the Seller Representative will, and the Company shall cause each other member of the Company Group not to (a) directly or indirectly solicit or knowingly encourage any inquiries or proposals for, or enter into or continue any discussions with respect to (or that could reasonably be expected to lead to or result in a proposal for) the acquisition (including by merger, consolidation, business combination, share exchange, reorganization, recapitalization, liquidation, dissolution or similar transaction, including joint ventures or licensing arrangements with similar effect) by any Person of any of the Shares, any other membership interest or other securities, Rights, or material assets of any member of the Company Group (an “Acquisition Transaction”), except to inform any third party making such inquiry or proposal or attempting to initiate such discussions, of the restrictions of this Section 6.11 and the existence of the stockholder approval set forth in Section 6.14, or (b) furnish or permit to be furnished any non-public information concerning the Company Group or its businesses to any Person (other than the Buyer, Merger Sub or their Affiliates and respective agents and Representatives), other than information furnished in the ordinary course of business and, to the knowledge of the Company Group and its Representative, unrelated to any potential acquisition.  Each of the Company and the Seller Representative shall promptly notify Buyer of any inquiry or proposal received by it or its Representatives with respect to any such Acquisition Transaction.  The Company agrees that any violation of the restrictions set forth in this Section 6.11 by any Representative of the Company shall be deemed to be a breach by the Company.

Section 6.12.          Financing

(a)           Prior to the Closing, the Company shall, and shall cause its Subsidiaries to, and shall use all commercially reasonable efforts to cause its and their respective officers, employees and Representatives to use all commercially reasonable efforts to provide such cooperation as may reasonably be requested by Buyer in connection with the financing contemplated by the Commitment Letters, including with respect to (i) entering into and delivering, as of the Effective Time, definitive customary financing agreements, including credit agreements and any pledge and security documents, or other certificates or documents as may be reasonably requested by Buyer (including a certificate of the chief financial officer of PQ or the Company with respect to solvency matters) and otherwise facilitating the financing (including with respect to the pledging of, and granting, recording and perfection of security interests in share certificates, securities and other collateral), and obtaining surveys, title insurance and appraisals as reasonably requested by Buyer and at Buyer’s expense; provided that none of the

Company or any member of the Company Group shall be obligated to execute any definitive document or deliver any other certificate or document that will be effective prior to the Effective Time, (ii) participating in (x) a reasonable number of meetings with prospective lenders under the debt facilities at a mutually agreed upon time and place, (y) making available to prospective lenders senior management of the Company at mutually agreed upon times and (z) a reasonable number of meetings with rating agencies to obtain public ratings of the proposed debt facilities, (iii) assisting in preparing bank information and syndication memoranda, rating agency, lender and investor presentations, and other marketing materials reasonably requested by Buyer, including business projections and similar materials and, in the case of any bank information or syndication memoranda, prepared in accordance with customary practice for the syndication of bank loans, (iv) otherwise reasonably cooperating with the marketing efforts of Buyer and its Affiliates and the financing sources for any of the financing, (v) providing available documents and information relating to the Company Group including good standing certificates of each member of the Company Group from the state of its formation and the states in which it is qualified to do business, (vi) taking all actions reasonably requested by Buyer to permit prospective financing providers involved in the financing to evaluate the Company’s current assets, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements; in the case of each of clauses (i) through (vi), as may be reasonably requested by Buyer; provided, that the actions contemplated in the foregoing clauses (i) through (vi) do not (A) unreasonably interfere with the ongoing operations of the Company Group, (B) cause any representation or warranty in this Agreement to be materially breached, (C) cause any condition to Closing set forth in Article VII to fail to be satisfied or otherwise cause any material breach of this Agreement or any Material Contract to which a member of the Company Group is a party, (D) require any member of the Company Group to pay any out-of-pocket fees or expenses prior to the Effective Time that is not reimbursed by Buyer promptly upon request by the Company or (E) involve any binding commitment by a member of the Company Group which commitment is not conditioned on the Closing and does not terminate without liability to any member of the Company Group upon the termination of this Agreement.  Notwithstanding anything to the contrary herein, it is understood and agreed by the Parties that the conditions set forth in Section 7.3(b), as applied to the Company’s obligations under this Section 6.12(a), shall be deemed to be satisfied unless the financing contemplated by the Commitment Letters has not been obtained as a result of the Company’s willful and material breach of its obligations under this Section 6.12(a).  The Company will use commercially reasonable efforts to obtain customary payoff letters and other customary documents and instruments in form and content reasonably satisfactory to Buyer with respect to any debt facilities, instruments or Liens being repaid or terminated (as applicable) in connection with the Closing as may be reasonably requested by Buyer.

(b)           Buyer shall and shall cause its Affiliates to use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done all things necessary to consummate the financings contemplated by the Commitment Letters at or prior to Closing, including without limitation, (i) negotiating definitive agreements with respect to the debt financing contemplated by the Debt Commitment Letters including the terms and conditions contained in the Debt Commitment Letters (including after giving effect to any “market flex” provisions contained in the fee letter related thereto) or other terms no less favorable to Buyer and Merger Sub and (ii) satisfying all the conditions to the financing contemplated by the Debt Commitment Letters to the extent such conditions are in Buyer’s or any Affiliate of Buyer’s control.  Buyer will give Seller prompt notice of any material breach known to it of the Commitment Letters by any party thereto.  Neither Buyer nor its Affiliates will materially amend, modify, terminate, assign or agree to any waiver under the Commitment Letters without the prior written approval of the Company (which shall not be unreasonably withheld or delayed) if such action reduces the aggregate amount of the debt financing (without a corresponding increase in another portion of the financing), materially amends the conditions to the drawdown of the debt financing or is otherwise adverse to the interests of the Company in any material respect, including but not limited to terms that would, as compared to the Debt Commitment Letters, adversely impact the ability of Buyer or Merger Sub to consummate the transactions contemplated hereby (provided that Buyer and Merger Sub may, without consent of the Company, replace, amend or modify the Debt Commitment Letter to add lenders, lead arrangers, bookrunners, syndication agents or similar entities which had not executed the Debt Commitment Letter as of the date hereof.  If funds in the amounts set forth in the Debt Commitment Letters, or any portion thereof, become unavailable, or it becomes reasonably likely that such funds may become unavailable, to Buyer on the terms and conditions set forth therein, Buyer shall and shall cause its Affiliates to use all commercially reasonable efforts to obtain substitute debt financing on terms no less favorable to Buyer and Merger Sub and sufficient to enable Buyer to consummate the transactions contemplated by this Agreement in accordance with its terms (“Substitute Financing”).  In addition, notwithstanding anything in this Agreement to the contrary, the Debt Commitment Letters may be superseded at the option of Buyer after the date of this Agreement but prior to the Closing Date by instruments (the “New Financing Commitments”) that replace the existing Debt Commitment Letters, provided that the terms of the New Financing Commitments shall not (i) reduce the aggregate amount of the debt financing (without a corresponding increase in another portion of the financing), (ii) expand the conditions to the Closing Date drawdown to the debt financing as set forth in the Debt Commitment Letters in any material respect or (iii) otherwise be adverse to the interests of the Company in any material respect, including but not limited to terms that would, as compared to the Debt Commitment Letters, adversely impact the ability of Buyer or Merger Sub to consummate the transactions contemplated hereby.  In such event, the term “Debt Commitment Letters” as used herein shall be deemed to mean the New Financing Commitments to the extent then in effect.

Section 6.13.          Notes

(a)             Unless otherwise requested by Buyer pursuant to Section 6.13(b) below, the Company shall promptly commence an offer to purchase (an “Offer to Purchase”), and a related consent solicitation (the “Consent Solicitation”), with respect to any and all of the outstanding aggregate principal amount of the Notes on price terms directed by Buyer and such other customary terms and conditions (including selection of the dealer manager(s)) as are directed by Buyer (each such Offer to Purchase and the related Consent Solicitation, a “Debt Tender Offer”).  The Debt Tender Offer shall be consummated substantially simultaneously with the Closing using funds provided by Buyer, and Buyer shall assist the Company in connection therewith.  Each Consent Solicitation may, if and as directed by Buyer, solicit the consent of the holders of the Notes regarding certain proposed amendments to the Indenture governing the PQ Notes (the “Indenture”) and the Note Purchase Agreement in respect of the Mezzanine Notes (the “Note Purchase Agreement”) as set forth in the Debt Tender Offer documents sent to holders of each such series of Notes, which amendments may include the elimination of all or substantially all of the restrictive covenants and certain other provisions contained in such Indenture or Note Purchase Agreement, as applicable, governing each such series of Notes that can be eliminated upon the favorable vote of the holders of a majority of the principal amount thereof.  The Company shall take all corporate actions necessary to effect the Debt Tender Offers and the Consent Solicitation.  Promptly following the expiration date of the Consent Solicitation, assuming the requisite consents are received with respect to the Notes, the Company shall (i) execute a supplemental indenture to the Indenture and amend the Note Purchase Agreement, as applicable, amending the terms and provisions of the Indenture and the Note Purchase Agreement, as applicable, as directed by Buyer and as set forth in the applicable Debt Tender Offer documents sent to holders of the Notes, it being understood that tendering of the PQ Notes or the Mezzanine Notes, as the case may be, pursuant to the Debt Tender Offers shall constitute the grant of a consent to the terms of the supplemental indenture and amended Note Purchase Agreement, as the case may be, which supplemental indenture and amendments to the Note Purchase Agreement, as applicable, shall become operative immediately upon the Effective Time, (ii) and shall use all its commercially reasonable efforts to cause the trustee under the Indenture to enter into such supplemental indenture prior to or substantially simultaneously with the Closing.  The Company shall, and shall cause each member of the Company Group to, and shall use all its commercially reasonable efforts to cause their respective Representatives to, provide all cooperation reasonably requested by Buyer in connection with the Debt Tender Offers, including in respect of any customary documentation, advertisements, mailings and press releases in connection with the Debt Tender Offers.  The closing of the Debt Tender Offers shall be conditioned on the occurrence of the Closing, and the Parties shall use all their commercially reasonable efforts to cause the Debt Tender Offers to close on the Closing Date; provided that the consummation of the Consent Solicitations and the Debt Tender Offers shall not be a condition to Closing.  Concurrent with the Effective Time, and in accordance with the terms of the Debt Tender Offers, the Surviving Company shall accept for purchase and purchase the Notes properly tendered and not properly withdrawn in the Debt Tender Offers using funds provided by or at the direction of Buyer.  Buyer hereby covenants and agrees to provide (or cause to be provided) immediately available funds to the Company for the full payment at the Effective Time of all the Notes properly tendered and not withdrawn to the extent required pursuant to the terms of the Consent Solicitations or the Debt Tender Offers.  If this Agreement is terminated in accordance with Article X hereof, the Company will have the right to (x) amend the offer documents governing the Debt Tender Offers without the Buyer’s review, comment or approval and/or (y) terminate the Debt Tender Offers.

(b)             If requested by Buyer in writing, the Company shall, to the extent permitted by the PQ Notes and the Indenture, (i) substantially simultaneously with the Effective Time issue a notice of redemption for all of the outstanding aggregate principal amount of the PQ Notes, pursuant to the redemption provisions of the Indenture, and (ii) take any other actions reasonably requested by Buyer to facilitate the satisfaction and discharge of the PQ Notes pursuant to the satisfaction and discharge provisions of the Indenture and the other provisions of the Indenture applicable thereto; provided that prior to the Company being required to take any of the actions described in clauses (i) and (ii) above, Buyer shall have, or shall have caused to be, deposited with the trustee under the Indenture sufficient funds to effect such redemption and satisfaction and discharge.  The redemption and satisfaction and discharge of the PQ Notes pursuant to the preceding sentence are referred to collectively as the “Discharge” of the PQ

Notes.  The Company shall, and shall cause its Subsidiaries to, and shall use its commercially reasonable efforts to cause their respective Representatives to, provide all cooperation reasonably requested by Buyer in connection with the Discharge of the PQ Notes; provided that the consummation of the Discharge shall not be a condition to Closing.

(c)             If requested by Buyer in writing, the Company shall, to the extent permitted by the Note Purchase Agreement, concurrent with or prior to the Effective Time, issue or cause to be issued a notice of optional redemption for all of the outstanding aggregate principal amount of the Mezzanine Notes, pursuant to the redemption provisions of the Note Purchase Agreement; provided that, the effectiveness of any such notice of redemption delivered prior to the Effective Time shall be expressly conditioned upon the occurrence of the Effective Time.

(d)             Notwithstanding anything to the contrary contained in this Section 6.13, neither the Company nor any issuer of any of the Notes shall be required to take any action in connection with the Debt Tender Offers that it believes, after consultation with outside counsel, would be reasonably likely to cause the Company or such issuer to violate (i) federal or state securities laws or (ii) the provisions of the Indenture or Note Purchase Agreement, as applicable.  If this Agreement is terminated by Buyer or the Company pursuant to Section 10.1, then Buyer shall promptly, upon request by the Company, reimburse the Company for all reasonable out-of-pocket fees and expenses incurred by or on behalf of the Company to the extent resulting from its compliance with this Section 6.13.

Section 6.14.          Stockholder Approval

(a)             Concurrently with the execution of this Agreement, Seller Representative shall deliver evidence reasonably satisfactory to Buyer that holders of at least a majority of the Shares have irrevocably adopted and approved this Agreement and the transactions contemplated hereby by written consent (the “Merger Consent”), in accordance with the DGCL, and the Company’s Certificate of Incorporation and Bylaws.

(b)           No later than 10 days after the date hereof, the Company shall give notice of the taking of the actions described in the Merger Consent in accordance with Section 228 of the DGCL to all holders of Shares not executing the Merger Consent and such holders’ rights under Section 262 of the DGCL.

(c)           The Company shall use its reasonable best efforts to obtain, prior to the Closing, a waiver by each “disqualified individual” within the meaning of Code Section 280G(c) of payments that would constitute an “excess parachute payment” within the meaning of Section 280G of the Code.  With respect to each “disqualified individual” who waives such payments, the Company shall take all actions necessary to submit to the direct and indirect stockholders of the Company for a separate vote a proposal to approve, in advance of the Closing in compliance with the requirements of Section 280G(b)(5)(B) of the Code and Treasury Regulation Section 1.280G-1, Q&A 7, the conditional right of such “disqualified individual” to receive any payment that would, absent such stockholder approval, constitute an “excess parachute payment” within the meaning of Section 280G of the Code.  The Company will provide Buyer with all calculations of “parachute payments” within the meaning of Section 280G of the Code (including such payments that would have been parachute payments in the absence of such waiver and subsequent shareholder approval) and an opportunity to review and comment on such calculations.  The Company will give the Buyer the opportunity to review and comment, and the Company shall in good faith consider all reasonable comments made by Buyer, on such waivers and the disclosure and other documentation provided to shareholders in connection with such approval.

Section 6.15.          ISRA Approval

Prior to the Closing, the Company shall use commercially reasonable efforts to obtain either (i) final ISRA approval reasonably satisfactory to Buyer from the New Jersey Department of Environmental Protection (i.e., a nonapplicability determination, an approved negative declaration, a no further action letter or a remediation in progress waiver, each an “ISRA Approval”) or, (ii) if such ISRA Approval cannot be obtained prior to Closing, a remediation agreement issued pursuant to ISRA.

ARTICLE VII.

CONDITIONS TO CLOSING

Section 7.1.            Condition Precedent to Obligations of Buyer, Merger Sub and the Company

The respective obligations of each Party to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or, where legally permissible, waiver by such Party) at or prior to the Closing Date of the following conditions:

(a)           No Adverse Order.  There shall be no Law, Injunction, restraining order or decree of any nature of any Governmental Authority of competent jurisdiction that is in effect that restrains or prohibits the consummation of the transactions contemplated hereby.

(b)           Antitrust Authorizations.  All applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or been terminated and any other material competition approvals from any foreign Governmental Authority required to be obtained in connection with the transactions contemplated hereby shall have been obtained.

Section 7.2.            Conditions Precedent to Obligation of the Company

The obligation of the Company to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by the Company) at or prior to the Closing Date of each of the following additional conditions:

(a)           Accuracy of Buyer and Merger Sub’s Representations and Warranties.  The representations and warranties of Buyer and Merger Sub contained in Article V, disregarding all qualifications contained herein relating to materiality or Material Adverse Effect, shall be true and correct on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on the Closing Date (except for such representations and warranties which by their express provisions are made as of an earlier date, in which case they shall be true and correct as of such date), except to the extent that the failure of such representations and warranties to be true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Buyer or Merger Sub; and the Company shall have received a certificate signed by a duly authorized officer of Buyer and Merger Sub confirming the foregoing as of the Closing Date.

(b)           Covenants and Agreements of Buyer and Merger Sub.  Each of Buyer and Merger Sub shall have performed and complied with all of its covenants and agreements hereunder in all material respects prior to the Closing; and the Company shall have received a certificate signed by a duly authorized officer of Buyer and Merger Sub confirming the foregoing as of the Closing Date.

(c)           Closing Deliveries.  On or prior to the Closing Date, Buyer shall have made or caused to be made all deliveries required in accordance with Section 3.9(b).

Section 7.3.            Conditions Precedent to Obligations of Buyer and Merger Sub

The obligation of each of Buyer and Merger Sub to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by each of Buyer and Merger Sub) at or prior to the Closing Date of each of the following additional conditions:

(a)           Accuracy of the Company’s Representations and Warranties.  The representations and warranties of the Company contained in Article IV, disregarding all qualifications contained herein relating to materiality or Material Adverse Effect, shall be true and correct on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on the Closing Date (except for such representations and warranties which by their express provisions are made as of an earlier date, in which case they shall be true and correct as of such date), except to the extent that the failure of such representations and warranties to be true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company Group; and Buyer shall have received a certificate from the Company signed by a duly authorized officer of the Company confirming the foregoing as of the Closing Date.

(b)           Covenants and Agreements of the Company.  The Company shall have performed and complied with all of its covenants and agreements hereunder in all material respects prior to the Closing; and Buyer shall have received a certificate from the Company signed by a duly authorized officer of the Company confirming the foregoing as of the Closing Date.

(c)           Closing Documents.  On or prior to the Closing Date, the Company shall have made or caused to be made all deliveries required to be delivered by the Company in accordance with Section 3.9(a).

(d)           Payoff Letters.  The Company shall obtain payoff letters in customary form reasonably satisfactory to the Buyer in respect of the outstanding Indebtedness of the Company set forth on Section 7.3(d) of the Disclosure Schedule, provided that the financings contemplated by the Debt Commitment Letters or Substitute Financing will be consummated at the Effective Time.

ARTICLE VIII.

LIMITATIONS AND SURVIVAL

Section 8.1.            No Consequential Damages

None of Buyer, Merger Sub or any member of the Company Group will be entitled to any recovery under this Agreement for its own special, exemplary, punitive, consequential, incidental or indirect Damages or lost profits.

Section 8.2.            No Survival

In furtherance of and without limiting the foregoing, each and every representation, warranty, covenant, undertaking and agreement of the Parties (but not, for the avoidance of doubt, any covenant of the Parties that by its terms is to be performed after the Closing, which shall survive the Closing in accordance with its terms) contained in this Agreement and in any certificate delivered pursuant to this Agreement shall expire at the Effective Time with the consummation of the Merger and shall not survive the Closing; and none of the Parties nor any of their Affiliates, nor any of their respective directors, officers, employees, stockholders, partners, members or Representatives shall have any Liability whatsoever with respect to any such representations, warranty, covenant, undertaking or agreement.

Section 8.3.            Specific Performance

The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and that Buyer shall be entitled to enforce specifically the performance of the terms and provisions hereof in any court specified in Section 11.12, in addition to any other remedy to which they are entitled at law or in equity.

ARTICLE IX.

SELLER REPRESENTATIVE

Section 9.1.            Seller Representative

The Parties have agreed that it is desirable to designate J.P. Morgan Partners (BHCA), L.P. to act on behalf of the Sellers for certain limited purposes, as specified herein (the “Seller Representative”).

Section 9.2.            Authority and Rights

By the Sellers’ approval of the Merger Agreement and each Seller’s submission of a letter of transmittal pursuant hereto, each of the Sellers of the Company immediately prior to the Effective Time irrevocably ratifies the designation of J.P. Morgan Partners (BHCA), L.P. (or any successor representative) as Seller Representative as provided in this Merger Agreement including, without limitation, the power to take any and all actions specified in or contemplated by this Merger Agreement and take all actions necessary in the judgment of Seller Representative for the accomplishment of the foregoing.  Seller Representative shall take any and all actions that it believes are necessary or appropriate under this Merger Agreement for and on behalf of the holders of Shares, as fully as such holders were acting on their own behalf.  All actions taken by Seller Representative under this Merger Agreement shall be binding upon all holders of Shares and their successors as if expressly confirmed and ratified in writing by each of them.  Buyer and Merger Sub shall serve notice to, and deal exclusively with, the Seller Representative with respect to any and all matters concerning any of the Sellers arising out of or related to this Agreement or the Transaction Documents (except as may otherwise expressly be set forth in such Transaction Documents) or the transactions contemplated hereby or thereby, and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document purported by the Seller Representative to have been executed by or on behalf of any of the Sellers as fully binding upon such Seller and shall upon payment of the Per-Share Merger Consideration to Seller Representative have no further obligation or liability whatever to any Seller with respect to the Merger.  If the Seller Representative shall resign, dissolve, cease to exist or otherwise be unable to fulfill its responsibilities as representative of the Sellers, the Sellers shall, within ten (10) days after the occurrence of such event, appoint a successor representative and, promptly thereafter, shall notify the Company of the identity of such successor.  Any such successor shall become the “Seller Representative” for purposes of this Agreement and the other Transaction Documents.  If for any reason there is no Seller Representative at any time, all references herein or in any other Transaction Document to the Seller Representative shall be deemed to refer to the Sellers.  The Sellers agree that any action taken by the Seller Representative on their behalf pursuant to the terms of this Agreement and the Transaction Documents shall be fully binding on them.

Section 9.3.          Limitations on Liability

Except in cases of willful misconduct or fraud and except as provided in Section 3.4(c), the Seller Representative will have no liability to Buyer, Merger Sub, the Company or the holders of Shares or their successors or assigns with respect to actions taken or omitted to be taken in good faith in its capacity as Seller Representative and shall be entitled to indemnification and reimbursement from the holders of Shares entitled to receive the Merger Consideration against any loss, liability, fees or expenses arising out of actions taken or omitted to be taken in good faith in its capacity as Seller Representative.

ARTICLE X.

TERMINATION

Section 10.1.          Termination Events

Without prejudice to other remedies which may be available to the Parties by Law or this Agreement, this Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

(a)           by mutual written consent of the Seller Representative and Buyer;

(b)           by either the Seller Representative or Buyer by giving written notice to the other Party if the Closing shall not have occurred by August 31, 2007, (such date, the “Initial Termination Date”, and as may be extended pursuant to this subsection (b), the “Termination Date”) unless extended by written agreement of the Seller Representative and Buyer; provided that: (i) the Party seeking termination pursuant to this subsection (b) is not in default or breach of any Transaction Document to which it is party and provided, further, that the right to terminate this Agreement under this subsection (b) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date; and (ii) if (x) the Merger shall not have been effected solely because the condition to Closing set forth in Section 7.1(b) has not been satisfied on or prior to the Initial Termination Date; (y) filings pursuant to the HSR Act with the FTC and the Antitrust Division and filings pursuant to ECMR with the EC (if required) have been made and the requisite Governmental Approvals relating thereto have been obtained; and (z) such other Governmental Approvals as may be deemed required pursuant to the terms of this Agreement have not been obtained solely due to the failure of the relevant Party or Governmental Authority to take action with respect to granting such Governmental Approval, and not as a result of Buyer, Merger Sub or its Affiliates’ failure to comply with its obligations hereunder, including as required by Section 6.3 and Section 6.4, then the Termination Date shall be extended to September 30, 2007;

(c)           by either the Seller Representative or Buyer by giving written notice to the other Party if such other Party has materially breached its covenants or other obligations hereunder in a manner that would reasonably be expected to cause the conditions set forth in Article VII not to be satisfied and such breach has not been cured within 30 days following written notification thereof; and

(d)           by the Seller Representative, if (i) the Merger shall not have been consummated within two (2) Business Days of the first date upon which all conditions set forth in Section 7.1 and Section 7.3 are satisfied (other than those which by their terms are not capable of being satisfied until the Closing Date) and (ii) at the time of such termination such conditions continue to be satisfied (other than those which by their terms are not capable of being satisfied until the Closing Date), provided that the Seller Representative shall not terminate this Agreement under this Section 10.1(d) before the 60th day after the date hereof.

Section 10.2.          Termination Fees

(a)           Any provision in this Agreement to the contrary notwithstanding, in the event that (i) the Seller Representative shall terminate this Agreement pursuant to Section 10.1(c) or Section 10.1(d) or (ii) the Buyer or the Seller Representative shall terminate this Agreement pursuant to Section 10.1(b) and in each case under clause (i) or (ii), at the time of any such termination, the conditions set forth in Section 7.1 (other than, in the case of a termination under Section 10.1(b) or Section 10.1(c), conditions set forth in Section 7.1(b) or conditions in each of Section 7.1(a) and Section 7.1(b)) and Section 7.3 are satisfied (other than those which by their terms are not capable of being satisfied until the Closing Date), then in any such case the Buyer shall pay to the Company a fee of $60,000,000 in cash (the “Buyer Termination Fee”), which amount shall not be subject to offset or deduction of any kind, it being understood that in no event shall the Buyer be required to pay the Buyer Termination Fee on more than one occasion and provided that in the case of termination of this Agreement by the Seller Representative pursuant to Section 10.1(b), Buyer shall not be required to pay the Buyer Termination Fee to the Company in the event that Buyer provides written notice to the Seller Representative that Buyer will agree to waive the satisfaction of the conditions under Section 7.1 that give rise to the termination right under Section 10.1(b) and to consummate the Merger no later than two (2) Business Days following such written notice.  The Buyer Termination Fee shall be paid by Buyer to the Company concurrent with termination of this Agreement by the Buyer or not later than two (2) Business Days following termination of this Agreement by the Company, as the case may be.  Buyer acknowledges that the agreements contained in this Section 10.2 are an integral part of the transactions contemplated in this Agreement, and that, without these agreements, the Company would not enter into this Agreement.  Accordingly, if Buyer or Buyer Guarantor fails to promptly pay the Buyer Termination Fee and, in order to obtain such payment the Company commences a suit which results in a judgment against Buyer or Buyer Guarantor for the Buyer Termination Fee, Buyer and Buyer Guarantor shall pay to the Company its costs and expenses (including reasonable attorneys’ fees) in connection with such suit, including interest which shall accrue for the period commencing on the date such Buyer Termination Fee became past due at a rate equal to the rate of interest publicly announced by JPMorgan Chase from time to time during such period as such bank’s prime lending rate.

(b)           The Parties acknowledge that the agreements contained in this Section 10.2 are an integral part of the transactions contemplated by this Agreement and that the Buyer Termination Fee is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate the Company in the circumstances in which such Buyer Termination Fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and the expectation of consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision.  Notwithstanding anything to the contrary in this Agreement, the Company’s right to receive payment of the Buyer Termination Fee pursuant to this Section 10.2 or the guarantee thereof pursuant to the Buyer Guaranty Agreement and to require that the Buyer, Merger Sub and the Buyer Guarantor perform their respective obligations under this Section 10.2 and the Buyer Guaranty Agreement in accordance with their terms shall be the exclusive remedy of the Company and the Seller Representative against the Buyer, Merger Sub, the Buyer Guarantor or any of their respective stockholders, partners, members, directors, Affiliates, officers or agents for (x) any loss suffered as a result of any failure of the Merger to be consummated and (y) any other losses, damages, obligations or liabilities suffered as a result of or under this Agreement and the transactions contemplated hereby (without limiting the reimbursement and indemnity obligations arising under Section 6.2, Section 6.12 and Section 6.13), and none of Buyer, Merger Sub or the Buyer Guarantor, or any of their respective stockholders, partners, members, directors, officers or agents, as the case may be, shall have any liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby other than any such liability in respect of the Buyer Termination Fee and the Buyer Guaranty Agreement (without limiting the reimbursement and indemnity obligations arising under Section 6.2, Section 6.12 and Section 6.13).

Section 10.3.          Effect of Termination

In the event of any termination of this Agreement pursuant to Section 10.1, all rights and obligations of the Parties hereunder shall terminate without any Liability on the part of any Party or its Affiliates in respect thereof, except that (a) the obligations of Buyer, Merger Sub and the Company under Section 6.2 (Access to Information; Confidentiality), Section 6.5 (Public Announcements), the reimbursement and indemnity obligations in Section 6.12 (Financing) and Section 6.13 (Discharge of Notes) and Article XI of this Agreement shall remain in full force and effect and (b) subject to the last sentence of Section 10.2, such termination shall not relieve any Party of any Liability for any breach prior to termination of an obligation or covenant contained in this Agreement.

ARTICLE XI.

MISCELLANEOUS

Section 11.1.          Parties in Interest

Except as provided in Article IX and Section 6.7 with respect to the rights of the Indemnified Officers to receive indemnification hereunder, nothing in this Agreement, whether express or implied, shall be construed to give any Person, other than the Parties or their respective successors and permitted assigns, any legal or equitable right, remedy, claim or benefit under or in respect of this Agreement.

Section 11.2.          Assignment

This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.  No Party may assign (by contract, stock sale, operation of Law or otherwise) either this Agreement or any of its rights, interests or obligations hereunder without the express prior written consent of the other Parties, and any attempted assignment, without such consent, shall be null and void, provided that, without the consent of the Company or the Seller Representative, Buyer may transfer or assign (including by way of a pledge), in whole or from time to time in part, all of its rights and obligations under this Agreement to one or more of its Affiliates or to its lenders or other financing sources as collateral security, provided that no such transfer or assignment will relieve Buyer of its obligations hereunder.  Upon any such permitted assignment, the references in this Agreement to Buyer shall also apply to any such assignee unless the context otherwise requires.

Section 11.3.          Notices

All notices and other communications required or permitted to be given by any provision of this Agreement shall be in writing and mailed (certified or registered mail, postage prepaid, return receipt requested) or sent by hand or overnight courier, or by facsimile transmission (with acknowledgment received), charges prepaid and addressed to the intended recipient as follows, or to such other addresses or numbers as may be specified by a Party from time to time by like notice to the other Parties:

If to the Company:

Niagara Holdings, Inc.

c/o J.P. Morgan Partners (BHCA), L.P.
c/o CCMP Capital Advisors, LLC

245 Park Ave, 16th Floor

New York, NY 10167

Attention:  Stephen McKenna
Facsimile No.:   (212) 599-3481

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP
885 Third Avenue
New York, New York 10022
Attention:  David S. Allinson
Facsimile No.:  (212) 751-4864

If to the Seller Representative:

J.P. Morgan Partners (BHCA), L.P.
c/o CCMP Capital Advisors, LLC

245 Park Ave, 16th Floor

New York, NY 10167

Attention:  Stephen McKenna
Facsimile No.:   (212) 599-3481

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP
885 Third Avenue
New York, New York 10022
Attention:  David S. Allinson
Facsimile No.:  (212) 751-4864

If to Buyer:

CPQ Holdings, LLC
c/o The Carlyle Group
1001 Pennsylvania Avenue, NW
Suite 220 South
Washington, DC 20004
Facsimile:                                            (202) 347-1818
Attention:              Glenn A. Youngkin

with a copy (which shall not constitute notice) to:

Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022
Facsimile:                                            (212) 909-6836
Attention:              Paul S. Bird, Esq.

If to Merger Sub:

CPQ Acquisition Corporation
c/o The Carlyle Group
1001 Pennsylvania Avenue, NW
Suite 220 South
Washington, DC 20004
Facsimile:                                            (202) 347-1818
Attention:              Glenn A. Youngkin

with a copy (which shall not constitute notice) to:

Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022
Facsimile:                                            (212) 909-6836
Attention:              Paul S. Bird, Esq.

All notices and other communications given in accordance with the provisions of this Agreement shall be deemed to have been given and received when delivered by hand or transmitted by facsimile (with acknowledgment received), three (3) Business Days after the same are sent by certified or registered mail, postage prepaid, return receipt requested or one (1) Business Day after the same are sent by a reliable overnight courier service, with acknowledgment of receipt.

Section 11.4.          Amendments and Waivers

This Agreement may not be amended, supplemented or otherwise modified except in a written instrument executed by each of the Parties.  No waiver by any of the Parties of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.  No waiver by any of the Parties of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the Party sought to be charged with such waiver.

Section 11.5.          Disclosure Schedule

(a)           All Exhibits and the Disclosure Schedule attached hereto are hereby incorporated herein by reference and made a part hereof.  Any matter disclosed pursuant to any

Section of the Disclosure Schedule or in the Company Financial Statements whose relevance or applicability to any representation or warranty made elsewhere in this Agreement or to the information called for by any other Section of the Disclosure Schedule is reasonably apparent on its face shall be deemed to be disclosed with respect to such Sections of the Disclosure Schedule, notwithstanding the omission of a reference or cross-reference thereto.

(b)           Neither the specification of any dollar amount in any representation or warranty nor the mere inclusion of any item in the Disclosure Schedule as an exception to a representation or warranty shall be deemed an admission by a Party that such item represents an exception or material fact, event or circumstance or that such item would be reasonably likely to, individually or in the aggregate, result in a Material Adverse Effect on the Company Group, Buyer or Merger Sub.

Section 11.6.          Headings

The table of contents and section headings contained in this Agreement are for reference purposes only and shall not be deemed a part of this Agreement or affect in any way the meaning or interpretation of this Agreement.

Section 11.7.          Construction

The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

Section 11.8.          Entire Agreement

This Agreement (including the Disclosure Schedule and the Exhibits hereto), the Transaction Documents and the Confidentiality Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede any prior understandings, negotiations, agreements, discussions or representations among the Parties of any nature, whether written or oral, to the extent they relate in any way to the subject matter hereof or thereof.

Section 11.9.          Severability

If any provision of this Agreement or the application of any such provision to any Person or circumstance shall be declared by any court of competent jurisdiction to be invalid, illegal, void or unenforceable in any respect, all other provisions of this Agreement, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid, illegal, void or unenforceable, shall nevertheless remain in full force and effect and will in no way be affected, impaired or invalidated thereby.  Upon such determination that any provision, or the application of any such provision, is invalid, illegal, void or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible.

Section 11.10.        Expenses

Unless otherwise provided herein, each Party agrees to pay, without right of reimbursement from the other Parties, all costs and expenses incurred by it incident to the performance of its obligations hereunder, including, without limitation, the fees and disbursements of counsel, accountants, financial advisors, experts and consultants employed by it in connection with the transactions contemplated hereby, whether or not the transactions contemplated by this Agreement are consummated.

Section 11.11.        Governing Law

This Agreement and all claims arising out of or relating to this Agreement and the transactions contemplated hereby shall be governed by the Laws of the State of Delaware, without regard to the conflicts of law principles that would result in the application of any Law other than the Law of the State of Delaware.

Section 11.12.        Consent to Jurisdiction; Waiver of Jury Trial

(a)           Each of the Parties irrevocably submits to the exclusive jurisdiction of the Delaware Court of Chancery (unless such court shall lack subject matter jurisdiction, in which case, of any state or federal court located in Delaware) for the purposes of any suit, Action or other proceeding arising out of or relating to this Agreement or any transaction contemplated hereby (and agrees not to commence any Action, suit or proceeding relating hereto except in such courts).  Each of the Parties further agrees that service of any process, summons, notice or document hand delivered or sent by U.S. registered mail to such Party’s respective address set forth in Section 11.3 will be effective service of process for any Action, suit or proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction as set forth in the immediately preceding sentence.  Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any Action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in such court, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action, suit or proceeding brought in any such court has been brought in an inconvenient forum.  Notwithstanding the foregoing, each Party agrees that a final judgment in any Action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment in any jurisdiction or in any other manner provided in law or in equity.

(b)           EACH OF THE PARTIES IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

Section 11.13.        Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

*              *             *              *              *

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first above written.

NIAGARA HOLDINGS, INC.

By:	/s/ William J. Sichko Jr.
Name: William J. Sichko Jr.
Title: Secretary

J.P. MORGAN PARTNERS (BHCA), L.P., solely in its capacity as Seller Representative

By: CCMP CAPITAL ADVISORS, LLC, as Attorney In Fact

By:	/s/ Tim Walsh
Name: Tim Walsh
Title: Managing Director

CPQ HOLDINGS LLC

By:	/s/ Glenn A. Youngkin
Name: Glenn A. Youngkin
Title: President and Treasurer

CPQ ACQUISITION CORPORATION

By:	/s/ Glenn A. Youngkin
Name: Glenn A. Youngkin
Title: President and Treasurer

(Signature Page to Merger Agreement)

EXHIBIT A

Buyer Guaranty Agreement

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EXHIBIT B

Commitment Letters

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EXHIBIT C

Form of Escrow Agreement

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